As filed with the Securities and Exchange Commission on September 7, 2005.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHIQUITA BRANDS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	0100	04-1923360
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

250 East Fifth Street

Cincinnati, Ohio 45202

(513) 784-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert W. Olson, Esq.

Senior Vice President, General Counsel and Secretary

Chiquita Brands International, Inc.

250 East Fifth Street

Cincinnati, Ohio 45202

(513) 784-8804

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Gregory A. Fernicola

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

(212) 735-3000

(212) 735-2000 (facsimile)

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
8 7/8% Senior Notes Due 2015	$225,000,000	100%	$225,000,000	$26,482.50

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy, these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated September 7, 2005

PROSPECTUS

CHIQUITA BRANDS INTERNATIONAL, INC.

Offer to exchange $225 million aggregate principal amount of 8 7/8% Senior Notes due 2015 (which we refer to as the “Restricted Bonds”) for $225 million aggregate principal amount of 8 7/8% Senior Notes due 2015 (which we refer to as the “Exchange Bonds”) which have been registered under the Securities Act of 1933, as amended.

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2005, unless we extend the exchange offer in our sole and absolute discretion.

Terms of the exchange offer:

•	We will exchange Exchange Bonds for all outstanding Restricted Bonds that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

•	You may withdraw tenders of Restricted Bonds at any time prior to the expiration or termination of the exchange offer.

•	The terms of the Exchange Bonds are substantially identical to those of the outstanding Restricted Bonds, except that the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Bonds do not apply to the Exchange Bonds.

•	The exchange of Restricted Bonds for Exchange Bonds will not be a taxable transaction for United States federal income tax purposes, but you should see the discussion under the caption “Material United States Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offer.

•	We issued the Restricted Bonds in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the Restricted Bonds.

There is no established trading market for the Exchange Bonds, although the Restricted Bonds currently trade on the Portal Market.

See “Risk Factors” beginning on page 12 for a discussion of risks you should consider prior to tendering your outstanding Restricted Bonds for exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. Copies of this information are available, without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to:

Chiquita Brands International, Inc.

250 East Fifth Street

Cincinnati, Ohio 45202

Attention: Investor Relations Department

Oral requests should be made by telephoning Chiquita Brands International, Inc., Investor Relations Department at (513) 784-6366.

In order to obtain timely delivery, you must request the information no later than                     , 2005, which is five business days before the expiration date of the exchange offer.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain statements concerning our future results and performance and other matters that are “forward-looking” statements. These statements reflect management’s current views and estimates of future economic circumstances, industry conditions and our performance. They are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, including:

•	the impact of changes in the European Union banana import regime as a result of the anticipated conversion to a tariff-only regime not later than 2006;

•	our ability to successfully integrate the recently acquired operations of Fresh Express with ours;

•	natural disasters and unusual weather conditions;

•	the customary risks experienced by global companies, such as:

-	the impact of product and commodity prices;

-	currency exchange rate fluctuations;

-	government regulation;

-	labor relations;

-	taxes; and

-	political instability and terrorism;

•	the outcome of pending governmental investigations and claims involving us; and

•	other risks set forth in the “Risk Factors” section of this prospectus.

The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements.

You should carefully read the factors described in the “Risk Factors” section of this prospectus as well as any risks described in the documents incorporated by reference into this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

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SUMMARY

The following summary information is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the consolidated financial statements and related notes thereto, appearing elsewhere or incorporated by reference in this prospectus. In addition to other information in this prospectus, the factors set forth under “Risk Factors” below should be considered carefully in evaluating an investment in the notes offered hereby. Unless the context indicates otherwise, all references in this prospectus to “Chiquita,” the “Company,” “our,” “us” and “we” refer to Chiquita Brands International, Inc. and its subsidiaries. References to “CBII” refer solely to the legal entity Chiquita Brands International, Inc. All references to “Fresh Express” refer to the packaged salad and fresh-cut fruit business which we recently acquired from Performance Food Group Company.

Chiquita Brands International, Inc.

We are a leading international marketer and distributor of bananas and other fresh produce, which are sold under the Chiquita premium brands and other trademarks. We are a major supplier of bananas in Europe and North America, where we currently hold the number one and number two market position for bananas, respectively. We produce approximately one-third of the bananas we market on our owned farms, and purchase the remainder of our fresh produce from third-party suppliers throughout the world. In addition to bananas, our fresh fruits and vegetables include citrus fruit, apples, grapes, melons, pineapples, kiwis, tomatoes and a variety of other fresh produce. We also distribute and market fresh-cut fruit and other branded, value-added fruit products. In 2004, approximately 74% of our sales were in Europe and other international markets, and the remainder was in North America. In late June 2005, we purchased the “Fresh Express” packaged salad and fresh-cut fruit business from Performance Food Group Company (“PFG”) for $855 million in cash, subject to adjustments. For the six months ended June 30, 2005, we generated revenues of $2.0 billion and net income of $150.2 million.

We currently operate through three business segments: Bananas, Fresh Select and Fresh Cut:

•	Bananas. We source, distribute and market bananas sold under the “Chiquita” and other brand names. Banana sales amounted to approximately 55% of our consolidated net sales in 2004 and 60% in 2003. In 2002, prior to the acquisition of Atlanta AG (“Atlanta”) discussed below, banana sales amounted to approximately 85% of consolidated net sales. In each of 2004 and 2003, approximately two-thirds of banana sales were in Europe and other international markets, and the remainder was in North America. We also have operations in the Middle East and Far East, mostly through a joint venture that sources its bananas in the Philippines.

In 2004, we sold approximately 25% of all bananas imported into each of North America and Europe, our principal markets. The joint venture through which we operate in the Far East sold approximately 10% of the bananas imported into Japan in 2004.

•	Fresh Select. We distribute and market an extensive line of non-banana fresh fruits and vegetables in Europe, North America and the Far East. The major items sold are citrus fruit, apples, grapes, melons, pineapples, kiwis and tomatoes. Substantially all of the Far East operations are conducted through a joint venture. In 2004, sales of the Fresh Select segment were approximately $1.3 billion, with 80% of those sales in Europe.

Our Fresh Select segment sales increased substantially following March 2003 when we completed the acquisition of a leading German distributor of fresh produce, Atlanta, which was our largest customer in Europe and in which we already held a substantial investment. Atlanta’s customers are retail chains, primarily in Germany and Austria. Atlanta also sells bananas; its banana business is included in our Banana Segment.

In North America, nearly all of our other fresh produce sold carries the “Chiquita” brand. Outside of North America, we have used the “Chiquita” brand for our Fresh Select products only to a limited extent to date, and we sell many produce items carrying third-party brands.

•	Fresh Cut. Our Fresh Cut segment includes all of the operations of Fresh Express (packaged salads and fresh-cut fruit) and the fresh-cut fruit business of Chiquita. The Fresh Express business was acquired on June 28, 2005. The packaged salad business involves purchasing, processing, packaging and distributing a variety of packaged, ready-to-eat salads, ranging from iceberg salads and shreds to spring mix and spinach blends to kits including salad dressing and specialty items such as cole slaw. The business ships approximately 12 million fresh, ready-to-eat branded salads every week. Our packaged salad business held the number one market share in the retail packaged salad sector, with a 40% retail market share on a dollar basis, as of July 2005.

The fresh-cut fruit business involves purchasing, processing, packaging and distributing a variety of fresh-cut fruit products, including watermelon, pineapple, cantaloupe, honeydew melon, strawberries, apples and grapes in consumer-friendly packaging in a variety of sizes from single servings and snacks to party trays. Chiquita began its fresh-cut fruit operations in the fourth quarter of 2003 and Fresh Express began its fresh-cut fruit operations in 2002. With the acquisition of Fresh Express, our fresh-cut fruit business now serves approximately two-thirds of the United States.

•	Other. During 2003, we sold our vegetable canning business, Chiquita Processed Foods (“CPF”). CPF had accounted for the vast majority of the net sales of our processed foods business prior to its sale. Remaining processed foods operations consist of processed fruit ingredients products, which are produced in Latin America and sold in other parts of the world, and other consumer products.

Competitive Strengths

We believe that our competitive strengths have contributed to our strong operating performance and that these strengths should enable us to capitalize on future growth opportunities.

•	Powerful Brand. We believe that customers and consumers associate the “Chiquita” brand with healthy, fresh and high-quality food products and that we have the opportunity to leverage the “Chiquita” brand through product extensions and new product introductions. In a 2005 Equitrend study, the “Chiquita” brand was ranked fifth among more than 1,100 brands in 35 categories in the United States in terms of familiarity, quality, purchase intent, brand expectations and distinctiveness. Our distinctive blue label featuring “Miss Chiquita” is a familiar symbol of freshness and quality recognized in our major markets.

•	High-Quality Products and Value-Added Services. We believe we deliver value to our retail customers by providing high quality products and value-added services in customer services and category management. Progressive Grocer magazine has recognized Chiquita each year since 1999 for our exemplary contributions in category management as a grocery produce supplier.

•	Strong Market Positions in Bananas. We currently hold the number one market share for bananas in the European Union (“EU”). In North America, we currently hold the number two market position. We increased our estimated share of the banana volume sold by the top 25 retailers in the United States to 37% in 2004 and estimate it will be approximately 35% in 2005, up from 29% in 2002.

•	Competitive Supply and Logistics Costs. We believe that we are able to produce and source bananas and other fresh produce and deliver them to customers at competitive rates. Over the last several years, we have undertaken various initiatives to achieve this position, including improving farm productivity, reducing waste, divesting nonproductive assets, centralizing our purchasing and improving efficiency throughout our global supply chain operations. Between 2002 and 2004, we improved productivity on our owned banana farms by approximately 20%.

•	Geographic Diversity of Sourcing. We are not dependent on any one country for the sourcing of bananas or other produce. The geographic diversity of our sourcing reduces our risk from natural disasters, labor disruptions and other supply interruptions in any one particular country. Sourcing in both the northern and southern hemispheres permits us to provide many produce varieties year-round.

•	High Level of Corporate Responsibility. We have implemented several programs to achieve high environmental, labor and food-safety standards, and we submit to independent third-party audits to measure our success in meeting these standards. Since 2000, all of our owned banana farms in Latin America have achieved annual certification from the Rainforest Alliance, a leading international conservation organization, and as of December 2004, 83% of our purchased bananas were from certified farms. All of our employees in our Latin American banana operations work in divisions that have achieved certification to Social Accountability 8000, an international labor standard. In addition, as of December 2004, 63% of our owned banana farms had achieved certification to EUREPGAP, an international food-safety standard.

Business Strategy

The key elements of our business strategy include:

•	Build a High-Performance Organization. We are dedicated to building a high-performance organization. In 2004 and 2005, we have put in place a leadership team which includes key new senior managers from consumer-centric organizations. We believe our senior leadership is now a blend of outstanding Chiquita knowledge and operational expertise, with enhanced industry best practices and marketing experience. In addition, in 2004 we restructured our performance management and incentive compensation to ensure that our employees’ hard work and success are tied to compensation, improving the link between pay and results. We are also improving our information technology systems to provide quicker, higher-quality data for more-informed decision making.

•	Strengthen the Core Business. We intend to expand profitable relationships with customers and become a more consumer-centric organization. A major focus is innovation in products, technology and marketing, including expanding distribution channels, extending product shelf life, and developing new product varieties. We will continue to provide value-added services in ways that we believe better satisfy consumers, increase retailer profitability and boost the in-store presence of “Chiquita”-branded products. These strategies are designed to achieve two objectives: first, to improve our profitability, particularly in North America, where for many years there have been annual declines in the market price of bananas; and, second, to build from our strength in Europe, where we are a market leader and generally obtain a premium price for our “Chiquita”-branded bananas.

Separately, we have made significant progress in farm productivity and supply chain efficiency over the past few years. We will continue to seek improvements in these areas, including capital investments to improve productivity and a newly integrated global procurement organization to reduce the cost of materials.

•	Pursue Profitable Growth. We intend to expand our leadership both in new product areas and with new customers. We intend to leverage the “Chiquita” brand in other fresh produce and enter or increase our presence in value-added, higher-margin food categories, as reflected by the acquisition of Fresh Express, that take advantage of consumer trends in health, convenience and taste. Additionally, we plan to accelerate growth in Asia, building on the 17% growth achieved in this region in 2004, and other markets, such as Russia and the Middle East.

Recent Developments

Hurricane Katrina. Our port facilities in Gulfport, Mississippi were severely damaged by Hurricane Katrina. Gulfport is one of five U.S. ports we use to import bananas and other fresh produce. Although we expect to rebuild our facilities there, in the near term, we are expanding our port services in Freeport, Texas and Port Everglades, Florida in order to minimize disruptions to our customers and restore normal service levels as soon as possible. We believe that our insurance coverage for property and business interruption will cover most of our losses. Although we are continuing to monitor and evaluate the situation and there may be incremental operating costs associated with changes in logistics, we believe that the financial impact will not be material.

Debt Reduction. Consistent with our previously expressed intentions to significantly reduce debt following the acquisition of Fresh Express, on August 31, we made a $25 million prepayment of principal of our $125 million Term Loan B, which was used to fund a portion of our acquisition of Fresh Express. As a result, our outstanding subsidiary debt at June 30, 2005 would have been reduced from $632 million to $607 million and our total debt would have been reduced from $1,107 million to $1,082 million.

We are incorporated in the State of New Jersey. Our principal executive offices are located at 250 East Fifth Street, Cincinnati, Ohio 45202 and our telephone number is (513) 784-8000. Our website is www.chiquita.com. The information contained on our website is not incorporated by reference in this prospectus.

SUMMARY DESCRIPTION OF THE EXCHANGE OFFER

On June 28, 2005, we completed the private offering of $225 million aggregate principal amount of 8 7/8% Senior Notes due 2015. As part of that offering, we entered into a registration rights agreement with the placement agents of those Restricted Bonds in which we agreed, among other things, to deliver a prospectus to you and to complete an exchange offer for the Restricted Bonds. Below is a summary of the exchange offer.

Restricted Bonds	$225 million principal amount of 8 7/8% Senior Notes due 2015.

Exchange Bonds

$225 million principal amount of 8 7/8% Senior Notes due 2015, the issuance of which has been registered under the Securities Act of 1933, as amended (the “Securities Act”). The form and terms of the Exchange Bonds are identical in all material respects to those of the Restricted Bonds, except that the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Bonds do not apply to the Exchange Bonds.

Exchange Offer

We are offering to issue up to $225 million principal amount of Exchange Bonds, in exchange for a like principal amount of the Restricted Bonds, to satisfy our obligations under the registration rights agreement that we entered into when the Restricted Bonds were issued in reliance upon the exemptions from registration provided by Rule 144A and Regulation S of the Securities Act.

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless extended in our sole and absolute discretion. By tendering your Restricted Bonds, you represent to us that:

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act;

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Bonds;

•	you are acquiring the Exchange Bonds in your ordinary course of business; and

•	if you are a broker-dealer, you will receive the Exchange Bonds for your own account in exchange for Restricted Bonds that were acquired by you as a result of your market-making or other trading activities and you will deliver a prospectus in connection with any resale of the Exchange Bonds you receive. For further information regarding resales of the Exchange Bonds by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

Withdrawal	You may withdraw any Restricted Bonds tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on , 2005.

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering the Restricted Bonds

Except as described in the section titled “The Exchange Offer—Procedures for Tendering Restricted Bonds,” a tendering holder must, on or prior to the expiration date, transmit an agent’s message to the exchange agent at the address listed in this prospectus. In order for your tender to be considered valid, the exchange agent must receive a confirmation of book entry transfer of your Restricted Bonds into the exchange agent’s account at The Depository Trust Company (“DTC”) prior to the expiration or termination of the exchange offer.

Special Procedures for Beneficial Owners

If you are a beneficial owner whose Restricted Bonds are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your Restricted Bonds in the exchange offer, you should promptly contact the person in whose name the Restricted Bonds are registered and instruct that person to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Restricted Bonds by causing DTC to transfer the Restricted Bonds into the exchange agent’s account.

Material Federal Income Tax Considerations

The exchange of the Restricted Bonds for Exchange Bonds in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion under the caption “Material United States Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent

LaSalle Bank National Association is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption “The Exchange Offer—Exchange Agent.”

Resales

Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the Exchange Bonds issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the Exchange Bonds in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Bonds; and

•	you are not an affiliate of ours.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the Exchange Bonds:

•	you cannot rely on the applicable interpretations of the staff of the SEC;

•	you will not be entitled to participate in the exchange offer; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

See the discussion below under the caption “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Restricted Bonds” for more information.

Broker-Dealer

Each broker or dealer that receives Exchange Bonds for its own account in exchange for Restricted Bonds that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the Exchange Bonds issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the Exchange Bonds.

Furthermore, any broker-dealer that acquired any of its Restricted Bonds directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling bondholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Bonds received in exchange for Restricted Bonds which were received by such broker-dealer as a result of market making activities or other trading activities. We have agreed that for a period of up to 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” for more information.

Registration Rights Agreement

When we issued the Restricted Bonds in June 2005, we entered into a registration rights agreement with the placement agents of the Restricted Bonds. Under the terms of the registration rights agreement, we agreed to file with the SEC, and cause to become effective, a registration statement relating to an offer to exchange the Restricted Bonds for the Exchange Bonds.

If we do not complete the exchange offer, or, in certain circumstances, a shelf registration statement providing for the registered sale of the Restricted Bonds is not declared effective, within 210 days of the date we initially sold the Restricted Bonds (January 24, 2006), the interest rate on the Restricted Bonds will be increased at a rate of 0.5% per annum, until the exchange offer is completed or the shelf registration statement is declared effective or the expiration of the time period referred to in Rule 144(k) under the Securities Act.

CONSEQUENCES OF NOT EXCHANGING RESTRICTED BONDS

If you do not exchange your Restricted Bonds in the exchange offer, your Restricted Bonds will continue to be subject to the restrictions on transfer currently applicable to the Restricted Bonds. In general, you may offer or sell your Restricted Bonds only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the Restricted Bonds under the Securities Act. Under some circumstances, however, holders of the Restricted Bonds, including holders who are not permitted to participate in the exchange offer or who may not freely resell Exchange Bonds received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Restricted Bonds by these holders. For more information regarding the consequences of not tendering your Restricted Bonds and our obligation to file a shelf registration statement, see “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Restricted Bonds” and “Description of the Exchange Bonds—Registration Rights.”

SUMMARY DESCRIPTION OF THE EXCHANGE BONDS

The summary below describes the principal terms of the Exchange Bonds. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Bonds” section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Bonds.

Issuer	Chiquita Brands International, Inc.

Exchange Bonds	$225 million aggregate principal amount of 8 7/8% Senior Notes due 2015.

Maturity	December 1, 2015.

Interest	8 7/8% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2005.

Optional Redemption

We may redeem any of the Exchange Bonds beginning on June 1, 2010. The initial redemption price is 104.438% of their principal amount, plus accrued interest. The redemption price will decline each year after 2010 and will be 100% of their principal amount, plus accrued interest, beginning on June 1, 2013.

In addition, before June 1, 2008, we may redeem, with the proceeds from sales of certain kinds of our capital stock, up to 35% of the aggregate principal amount of outstanding Exchange Bonds at a redemption price equal to 108.875% of their principal amount, plus accrued interest to the redemption date. We may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount of Exchange Bonds originally issued remains outstanding.

In addition, before June 1, 2010, we may also redeem the Exchange Bonds, in whole or in part, at our option, at a redemption price equal to 100% of their principal amount plus the Applicable Premium (as defined under “Description of the Exchange Bonds—Optional Redemption”) as of, and accrued and unpaid interest to, the redemption date.

Change of Control

Upon a Change of Control Triggering Event (as defined under “Description of the Exchange Bonds—Definitions”), we will be required to make an offer to purchase the Exchange Bonds. The purchase price will equal 101% of the principal amount of the Exchange Bonds plus accrued interest. We may not have sufficient funds available at the time of a Change of Control Triggering Event to make any required debt payment (including repurchases of the Exchange Bonds).

Ranking

The Exchange Bonds will be equal in right of payment with CBII’s existing and future unsubordinated indebtedness and senior in right of payment to any future CBII subordinated indebtedness. The Exchange

Bonds will be unsecured. In the event of CBII’s bankruptcy or insolvency, CBII’s secured creditors will have a prior claim to any collateral securing the debt owed to them. As of June 30, 2005, CBII had approximately $285 million of liabilities outstanding other than the Restricted Bonds, including $250 million of CBII’s 7 1/2% Senior Notes due 2014. CBII’s subsidiaries will not guarantee its obligations under the Exchange Bonds. The Exchange Bonds will be “structurally subordinated” to the liabilities of CBII’s subsidiaries. As of June 30, 2005, these subsidiaries had approximately $1.5 billion in liabilities, approximately $632 million of which was debt, substantially all of which was secured debt.

Certain Covenants	The terms of the Exchange Bonds will limit our and our subsidiaries’ ability to:

•	incur additional indebtedness and issue preferred stock;

•	pay dividends and make distributions in respect of our capital stock;

•	make investments or certain other restricted payments;

•	place limits on dividends and enter into other payment restrictions affecting certain subsidiaries;

•	engage in sale-leaseback transactions;

•	enter into transactions with stockholders or affiliates;

•	guarantee debt;

•	sell assets;

•	create liens;

•	issue or sell stock of certain subsidiaries; and

•	merge or consolidate.

These limitations are subject to important exceptions and qualifications, which are described under the heading “Description of the Exchange Bonds—Covenants” in this prospectus.

In addition, at such time that the Exchange Bonds are rated Investment Grade (as defined under “Description of the Exchange Bonds—Termination of Covenants”) by either of Moody’s or S&P, many of the covenants will permanently cease to apply.

Risk Factors

You should carefully consider all of the information contained or incorporated by reference in this prospectus prior to participating in the exchange offer. In particular, we urge you to carefully consider the information set forth under “Risk Factors” beginning on page 12 for a discussion of risks and uncertainties relating to us, our subsidiaries, our business, the exchange offer and holding the Exchange Bonds.

RISK FACTORS

Investment in the Exchange Bonds involves a number of risks. You should carefully consider all of the risks described below, together with the other information included or incorporated by reference in this prospectus. Any of the events or circumstances described as risks below could result in a significant or material adverse effect on our business, results of operations or financial condition, and a corresponding decline in the market price of, or our ability to repay, the Exchange Bonds.

Risks Relating to our Business

Changes in the European Union (“EU”) banana import regime expected to be implemented in 2006 could adversely affect our European business and our operating results.

In 2001, the European Commission (“EC”) agreed to amend the quota and licensing regime for the importation of bananas into the EU. Under the 2001 agreement, the current EU banana tariff rate quota system is scheduled to be followed by a tariff-only system no later than 2006. Under the current quota system, import licenses are required to import bananas into the EU within the quota. Each year, a fixed quantity of licenses is allocated to each eligible operator, including us. We use licenses allocated to us to import a large majority of the bananas we sell in the EU. We import the remainder of the bananas we sell under licenses which are owned by our customers or which we purchase from other operators. In 2004, we sold approximately 61 million boxes (1.1 million metric tons) of bananas in Europe, a large majority of which were sold in the EU and are subject to the current tariff of €75 per metric ton. The current tariff applies to bananas imported from Latin America, which is the source of substantially all of the bananas we import into the EU, but does not apply to bananas imported from certain African, Caribbean and Pacific (“ACP”) sources. Under a tariff-only system, (i) the quota and all license requirements, as well as our allocation of licenses would be eliminated, (ii) the payment of a tariff would continue to be required for the importation of any Latin American bananas into the EU, and (iii) ACP bananas imported into the EU would continue to be exempt from the payment of any tariff.

In order to remain consistent with World Trade Organization (“WTO”) principles, any new EU banana tariff is required under a 2001 WTO decision to “result in at least maintaining total market access” for Latin American suppliers. That decision establishes consultation and arbitration procedures to determine whether the proposed tariff would result in at least maintaining Latin American market access and requires that those procedures be completed before any new EU tariff-only system takes effect. In October 2004, the EC announced that it would propose a tariff on Latin American bananas of €230 per metric ton. This would represent a substantial increase over the €75 per metric ton tariff now applicable to Latin American bananas entering within the EU’s current tariff rate quota system. In February 2005, the EC notified its €230 per metric ton proposal to the WTO, thereby triggering consultation and arbitration procedures. The Latin American supplying countries announced their opposition to any tariff above €75 on the basis that it would be inconsistent with the WTO standard, and in March 2005, nine Latin American governments requested arbitration. On August 1, 2005, the WTO arbitrators ruled that the EU’s €230 per metric ton proposal would not “result in at least maintaining total market access” for Latin American suppliers. Under applicable procedures, the parties are to negotiate on a “mutually acceptable solution.” If such negotiations are unsuccessful and the EU announces a new proposed tariff that the Latin American supplying countries oppose, a second arbitration will be held before the same WTO arbitrators that ruled on August 1.

There can be no assurance that (a) a tariff-only system will be installed by 2006, (b) the tariff level finally established for Latin American bananas will be no more than the current €75 per metric ton, or (c) if a higher tariff level is imposed, it will not have a materially adverse effect on marketers of Latin American bananas, including us. In addition, if the tariff-only system is installed, then regardless of the amount of the final tariff, there can be no assurance that over time there will not be a materially adverse effect on EU marketers of bananas (whether from Latin America or ACP sources), including us, due to any decline in prices that could result from an increase in the total volume of bananas imported into the EU after the elimination of the current quota restrictions.

We may be unable to integrate Fresh Express successfully.

The acquisition of Fresh Express may place significant demands on our management and our operational and financial resources. The integration could take longer than planned and be subject to unanticipated difficulties and expenses. Key risks involve:

•	difficulties in integrating the operations, technologies and products acquired;

•	loss of business relationships with suppliers and customers of Fresh Express;

•	loss of key Fresh Express personnel;

•	the diversion in focus of our management team during the integration process; and

•	the risks of entering markets in which we have limited or no prior experience.

Tanios E. Viviani, who had been Chiquita’s vice president of Fresh Cut Fruit since 2004, was elected president of Fresh Express, while the former president of Fresh Express agreed to participate in the Chiquita Management Committee, assist in the transition and help to guide the overall strategic direction for value-added produce. Most of the remaining management employees at Fresh Express, including the chief financial officer, executive vice president for operations, senior vice president of sales and vice presidents of business management are continuing with Fresh Express, and the vice president who managed the fresh-cut fruit operations at Fresh Express will be responsible for leading and integrating the fresh-cut fruit operations of both organizations under the Chiquita brand name. Two Fresh Express executive vice presidents for operations/food safety and marketing/business management, respectively, voluntarily decided to stop full-time employment but will continue to serve the company as part-time advisors.

Our failure to integrate Fresh Express successfully could have a material adverse effect on our business, results of operations and financial condition. Successful integration of Fresh Express with our operations will depend upon our ability to manage the combined operations in order to realize opportunities for revenue growth and eliminate redundant and excess costs, particularly in the areas of logistics, distribution and sales and marketing. We also intend to combine the fresh-cut fruit operations of Chiquita and Fresh Express. We cannot assure you that we will achieve the expected synergies or that we will successfully rebrand Fresh Express’s fresh-cut fruit operations. The selected consolidated financial data presented in this prospectus relates to the periods during which Fresh Express was not under our management and therefore may not be indicative of our future financial condition or operating results.

Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions can impose significant costs and losses on our business.

The production of fresh produce is vulnerable to adverse weather conditions, including windstorms, floods, drought and temperature extremes, which are common but difficult to predict. Fresh produce, including lettuce, is also vulnerable to crop disease and to pests, which may vary in severity and effect, depending on the stage of agricultural production at the time of infection or infestation, the type of treatment applied and climatic conditions. For example, black sigatoka is a fungal disease which affects banana cultivations in most areas where bananas are grown commercially, but its severity may vary widely.

Unfavorable growing conditions caused by these factors can reduce both crop size and crop quality. In extreme cases, entire harvests may be lost. These factors may result in lower sales volume and increased costs to us due to expenditures for additional chemical treatment or agricultural techniques, the repair of infrastructure and replanting to replace damaged or destroyed crops. If banana plantings are destroyed, approximately nine months are required from replanting to first harvest. The costs to control crop disease and other infestations vary depending on the severity of the damage and the extent of the plantings affected. In the past, crop diseases have caused certain produce industries to replant entire areas and to change plant varieties, all at considerable costs in both capital investment and temporary lack of available supply.

In 1998, our farms in Honduras and Guatemala were destroyed or damaged by widespread flooding caused by Hurricane Mitch, and as a result, we spent $94 million in capital expenditures to rehabilitate our operations in Honduras and Guatemala. In January 2005, the Atlantic coast of Costa Rica and Panama experienced torrential rains, which produced significant flooding damage to many farms owned by major banana marketers, including us, and independent growers in the region. We expect to incur a loss in supply of more than three million boxes of banana production from our owned farms and independent suppliers in 2005, mostly in the first half of the year. We are experiencing increased costs due to higher expenses for alternative banana sourcing, logistics and farm rehabilitation associated with the flooding. These incremental costs, including write-downs of damaged farms and the impact of volume shortfalls, totaled $11 million in the first half of 2005. Higher spot market sales prices in North America, as well as temporary contract price increases that we applied in February, March and part of April 2005, have mitigated our higher costs resulting from the flood. In August 2005, our port facilities in Gulfport, Mississippi were severely damaged by Hurricane Katrina. To minimize disruptions, we are expanding our port services in Freeport, Texas and Port Everglades, Florida. We believe that our insurance coverage for property and business interruption will cover most of our losses. Although we are continuing to monitor and evaluate the situation and there may be incremental operating costs associated with changes in logistics, we believe that the financial impact will not be material.

Competitors may be affected differently by these factors, depending upon the cost to obtain adequate supplies from sources in other geographic areas. Weather, disease and natural disasters may result in lower volume of bananas or other produce available for sale but, if the conditions are widespread in the industry, they may also restrict supplies and lead to an increase in spot market prices at which such produce can be sold. This increase in spot market prices, however, may not impact customers that have fixed contract prices. Incremental costs may also be incurred if we need to find alternate short-term supplies of bananas, lettuce or other produce from other growers in order to meet our obligations to existing customers. Our geographic diversity in production and sourcing locations increases the risk that we could be exposed to weather or crop-related events that may impact our operations at any given time.

Fluctuations in currency exchange rates may adversely impact our financial results.

Our operations involve transactions in a variety of currencies. Sale transactions denominated in foreign currencies primarily involve the euro, and costs denominated in foreign currencies primarily involve several Latin American currencies and the euro. Accordingly, our operating results may be significantly affected by fluctuations in currency exchange rates. Currency fluctuations also affect our operations because our financial results are reported in U.S. dollars, and the U.S. dollar equivalent of our non-U.S. dollar revenues and costs will depend on applicable exchange rates at the times the revenues are recognized or the costs are incurred. This is especially true with respect to the euro-U.S. dollar exchange rate and, as a result, for several years up to and including 2001, our operating results were adversely affected by the then-continued weakness of major European currencies against the U.S. dollar. Beginning in 2002, the euro began to strengthen against the dollar, causing our sales and profits to increase as a result of the favorable exchange rate conversion of euro-denominated sales to U.S. dollars. Our results will continue to be significantly affected by currency changes in Europe and, should the euro begin to weaken against the dollar, there can be no assurance that we will be able to offset this unfavorable currency movement with an increase to our euro pricing for bananas and other fresh produce. Our policy is to exchange local currencies for U.S. dollars promptly upon receipt, thus reducing exchange risk. We also reduce our exposure to exchange rate fluctuations by purchasing foreign currency hedging instruments (principally euro put option contracts) to hedge sales denominated in foreign currencies. Nevertheless, fluctuations in currency exchange rates, and especially weakness in the value of the euro in relation to the U.S. dollar, could have a materially adverse impact on our operating results and cash flow.

We operate in a competitive environment and the pricing of our products is substantially dependent on market forces.

Banana sales amounted to approximately 60% of our consolidated net sales in 2003 and 55% in 2004. In 2002, prior to the acquisition of Atlanta, banana sales amounted to approximately 85% of consolidated net sales. Even as we seek to diversify our revenues and earnings, we will continue to be highly dependent on the sale of bananas, and we expect that banana sales will continue to represent a significant portion of our consolidated net sales in the future. Bananas are distributed and marketed internationally in a highly competitive environment.

Our primary competitors are a limited number of other international banana importers and exporters. In order to compete successfully, we must be able to source bananas of uniformly high quality at competitive prices and quickly transport them to worldwide markets.

Our customers are primarily retailers and wholesalers. In North America, to a significant extent, and increasingly in Europe, our retail customers are large chain stores. These retailers and wholesalers are generally seeking fewer suppliers that can provide a wider range of fresh produce. In North America, we frequently enter into one- to three-year product and service contracts with these large retail customers with agreed-upon pricing which may fluctuate seasonally. However, those contracts may not permit us to pass on unexpected cost increases when they arise. Bidding for contracts or arrangements with retailers, particularly large chain stores and other large customers, can be highly competitive. In late 2004 we learned that we would lose a portion of our contract volume with Wal-Mart, a major customer for our North American banana sales, when the contract renewed in the second quarter of 2005. Under the new contract, our banana volume is approximately two-thirds that of the volume under the prior contract. As a result, and after giving effect to anticipated new volumes, we expect our share of banana volume sold by the top 25 retailers in the United States to decline to approximately 35% in 2005 from 37% in 2004. The average decline in banana prices paid by our retail customers in the North American market in the past decade has been approximately 1.5% per year and there can be no assurance that those prices will not continue to decline.

Fresh produce, including bananas, is highly perishable and must be brought to market and sold generally within 30 to 60 days after harvest. Some items, such as lettuce, vegetables, melons and berries must be sold more quickly, while other items, such as apples and pears, can be held in cold storage for longer periods of time. The selling price received for each type of produce depends on several factors, including the availability and quality of the produce item in the market, and the availability and quality of competing types of produce. For example, although the supply and production of bananas tends to be relatively stable throughout the year, banana pricing is seasonal. This is because bananas compete against other fresh fruit, a major portion of which comes to market in the summer and fall. As a result, banana prices and our financial results are typically higher during the first half of the year. Although we have increased the amount of bananas we sell under fixed-price contracts, even these contracts often include differential pricing, with higher pricing in the first half of the year and lower pricing in the second half of the year. Excess industry supply of any produce item or of a number of produce items is unpredictable and may result in increased price competition. However, even if market prices are unfavorable, produce items which are ready to be, or have been, harvested must be brought to market promptly in order to maximize recovery even if they must be sold at significantly reduced prices.

Fresh Express competes with a variety of branded and private label competitors in the packaged ready-to-eat salad market. Fresh Express’s principal competitor in this market is a national producer. Several regional and local processors also compete in this market. In the foodservice distribution business, Fresh Express competes with numerous smaller distributors on a local level, as well as with a limited number of national foodservice distributors. Bidding for contracts or arrangements with customers, particularly chain and other large customers, is highly competitive and distributors may market their services to a particular customer over a long period of time before they are invited to bid. We believe that most purchasing decisions in the foodservice business are based on the distributor’s ability to completely and accurately fill orders, provide timely deliveries, on the quality of the product and on the price. When selling produce to chain restaurants Fresh Express competes with national and large regional processors. The failure of Fresh Express to continue to compete successfully could have a material adverse effect on our business, operating results and financial condition.

Approximately 30% of Fresh Express’s 2004 revenues were derived in the foodservice distribution industry, which is characterized by a high volume of sales with relatively low profit margins. Certain of Fresh Express’s sales are at prices that are based on product cost plus a percentage markup. As a result, Fresh Express’s results of operations may be negatively impacted when the price of food goes down, even though Fresh Express’s percentage markup may remain constant. The foodservice industry may also be sensitive to national and regional economic conditions, and the demand for Fresh Express’s foodservice products has been adversely affected from time to time by economic downturns.

In 2004, Fresh Express had three foodservice customers that accounted for over 20% of Fresh Express’s total net sales. A loss of any of these customers could adversely affect our future operating results. In the first quarter of 2005, Fresh Express realized a 20% decrease in its foodservice revenues due to its decision to stop supplying foodservice customers that would not allow the pass-through of raw product cost increases and the loss of customers who were competitors of PFG’s distribution business. In addition, Fresh Express’s operating results are particularly sensitive to, and may be materially adversely impacted by, difficulties with the collectibility of accounts receivable, inventory control, price pressures, severe weather conditions and increases in wages or other labor costs, energy costs and fuel or other transportation-related costs. One or more of these events could adversely affect our future operating results.

Competition authorities are investigating prior activities by certain Chiquita employees.

As we announced in early June 2005, our management became aware that certain of our employees had shared pricing and volume information with competitors in Europe over many years in violation of European competition laws and Company policies, and may have engaged in several instances of other conduct which did not comply with European competition laws or applicable Company policies. We promptly stopped the conduct and notified the EC and other regulatory authorities of these matters; and we are cooperating with the related investigation subsequently commenced by the EC. Based on our voluntary notification and cooperation with the investigation, the EC has notified us that we will be granted immunity from any fines related to the conduct, subject to customary conditions, including our continuing cooperation with the investigation. Accordingly, we do not expect to be subject to any fines by the EC. However, if at the conclusion of its investigation, which could take one or more years, the EC were to determine, among other things, that we did not continue to cooperate, then we could be subject to fines, which, if imposed, could be substantial. We do not believe that the reporting of these matters or the cessation of the conduct should have any material adverse effect on the regulatory or competitive environment in which we operate, although there can be no assurance in this regard.

We also announced that our management became aware that certain of our employees in one Latin American country shared information with competitors regarding the volume of fruit shipped from that country to North America. While we do not believe that such conduct had any anti-competitive effects, we discontinued the conduct and notified the appropriate regulatory authorities in the United States and Canada. After reviewing the information provided by us, these authorities informed us of their respective decisions not to proceed with an investigation.

In July and August 2005, eight class action lawsuits were filed in the U.S. District Court for the Southern District of Florida against us and three of our competitors on behalf of entities that purchased bananas in the United States directly or indirectly from the defendants. The complaints allege that the defendants engaged in a conspiracy to artificially raise or maintain prices and control and restrict output of bananas in the United States. In seven of the cases, plaintiffs claim that the alleged conspiracy began at least as early as May 2003, and in one case, the plaintiff claims that the alleged conspiracy began at least as early as July 2001. The direct purchaser plaintiffs seek treble damages for violation of Section 1 of the Sherman Antitrust Act. The indirect purchaser plaintiffs seek treble damages, restitution, and full consideration under various state antitrust and consumer protection statutes and the common law. The complaints provide no specific information regarding the allegations. We believe that the lawsuits are without merit.

We do not believe that any of the foregoing will have a material adverse effect on us; however, there may be factors that we do not know at this time, including the possibility that additional instances of improper conduct could be discovered, and, as such, no assurance can be given. Additionally, any investigation or litigation, regardless of its result, will cause us to expend financial resources and will divert management’s time from our operations. Similarly, it is possible that the foregoing could result in negative publicity, which, if it occurs, could adversely affect our reputation.

We face potential liabilities for customs duties and taxes related to the use of “false” licenses to import bananas.

As we reported in early June 2005, there are two proceedings pending involving potential liability of our Italian subsidiary Chiquita Italia S.p.A. (“Chiquita Italia”) for additional customs duties on the import of bananas by Socoba S.r.l. (“Socoba”) into Italy during the years 1998 to 2000 for sale to Chiquita Italia. These duties are alleged to be due because these imports were made with licenses that were purportedly issued by the Spanish Ministry of Foreign Trade but were subsequently determined to have been forged. The authorities contend that Chiquita Italia should be jointly liable with Socoba because (a) Socoba was controlled by the former general manager of Chiquita Italia and allegedly managed for the benefit of Chiquita Italia and (b) the import transactions benefited Chiquita Italia, which arranged for Socoba to purchase the bananas from another Chiquita subsidiary and, after customs clearance, sell them to Chiquita Italia. In the first of these two proceedings, Chiquita Italia received a notice of assessment in 2004 from customs authorities in Trento, Italy stating that Chiquita Italia, Socoba, the former managing director of Chiquita Italia, and the managing director of Socoba are jointly and severally liable for approximately €3.3 million of duties and taxes, plus interest, related to imports cleared in Trento. In May 2005, Chiquita Italia received notice of a second investigation underway by customs authorities in Genoa, Italy into the possible joint liability of Chiquita Italia and Socoba for approximately €26.9 million (approximately $32 million) of duties and taxes, plus interest (an estimated €12.7 million, or approximately $15 million, of interest having accrued to date). In this case, Chiquita Italia has not yet received a notice of assessment. The scope of the Genoa proceeding includes all banana imports into Italy by Socoba for sale to Chiquita Italia that used the purported Spanish licenses, including imports cleared by customs authorities in Trento. Therefore, any amounts ultimately paid by Chiquita Italia in the Trento proceeding should reduce any ultimate liability of Chiquita Italia in the Genoa proceeding. Chiquita Italia has appealed the Trento assessment to the Tax Commission in Trento and will appeal any Genoa assessment, through appropriate procedures, on the bases that (a) Chiquita Italia had a good faith belief, at the time the import licenses were obtained and used, that they were valid and (b) no Chiquita entity has ever had an ownership interest in Socoba, and Chiquita Italia should therefore not be held responsible for the acts of Socoba. In addition, Chiquita Italia has intervened in a judicial action filed by Socoba in Genoa in March 2005 for a declaratory judgment that the Spanish licenses in question should be regarded as genuine.

A third, unrelated “false license” case involves licenses used in 1998 to import bananas for Chiquita Italia that were obtained by an independent Italian license broker from the Italian Ministry of Foreign Trade on the basis of allegedly false license applications. In that case, in 1999 and 2002 the customs authorities in Trento assessed Chiquita Italia an aggregate of approximately €1.2 million of additional customs duties and taxes, plus interest (an estimated €0.6 million of interest having accrued to date). In 2004, an appellate court in Trento upheld the assessments, which Chiquita Italia is appealing to the Court of Cassation (the highest court in Italy) on the basis that it had no reason to know that the broker’s applications were false. In June 2004, at the conclusion of a related criminal investigation into the involvement of the current managing director of Chiquita Italia in this “false license” situation, an investigative judge found that the managing director did not engage in illegal conduct with respect to the use of those licenses. The public prosecutor in Trento appealed this decision. In May 2005, an appellate court in Trento affirmed the finding that the managing director did not know the licenses were fraudulently obtained, but convicted him of engaging in a license usage transaction whose structure was “fraudulent” and sentenced him to one year in prison, which it conditionally suspended. The structure in question, which the Company believes was common in the industry, involved the sale of bananas by a Chiquita subsidiary to a license holder, who, after using the license to clear customs, sold the bananas to Chiquita Italia. The managing director will appeal this decision to the Court of Cassation on the basis that governmental authorities in Italy and elsewhere in the EU have confirmed the legality of the transaction structure in question.

Our international operations subject us to numerous other risks.

We have international operations in many foreign countries, including in Central and South America, the Philippines and the Ivory Coast. These activities are subject to risks inherent in operating in these countries, including government regulation, currency restrictions and other restraints, burdensome taxes, risks of expropriation, threats to employees, political instability, terrorist activities, including extortion, and risks of U.S. and foreign governmental action in relation to us. Should such circumstances occur, we might need to curtail, cease or alter our activities in a particular region or country. Our ability to deal with these issues may be affected by applicable U.S. laws and the need to protect our employees and assets.

In April 2003, CBII’s management and audit committee, in consultation with the board of directors, voluntarily disclosed to the U.S. Department of Justice, Criminal Division (the “Justice Department”), that our banana producing subsidiary in Colombia, which was sold in June 2004, had been forced to make “protection” payments to certain groups in that country which had been designated under United States law as foreign terrorist organizations. CBII’s sole reason for allowing its subsidiary to submit to these payment demands had been to protect its employees from the risks to their safety if the payments were not made. The voluntary disclosure to the Justice Department was made because our management became aware that these groups had been designated as foreign terrorist organizations under a U.S. statute that makes it a crime to support such an organization. We requested the Justice Department’s guidance. Following the voluntary disclosure, the Justice Department undertook an investigation. We have cooperated with that investigation. In March 2004, the Justice Department advised that, as part of its criminal investigation, it will be evaluating the role and conduct of CBII and some of its officers in the matter. We intend to continue our cooperation with this investigation, but we cannot predict its outcome or any possible adverse effect on us, which could include the imposition of fines.

In early September 2004, we voluntarily disclosed to the SEC and the Justice Department that in 2003 our Greek subsidiary made a payment of approximately €14,700 that may not comply with the U.S. Foreign Corrupt Practices Act. The payment, which was made in connection with the settlement of a local tax audit, was made in contravention of Company policies. We responded to agency requests for certain additional information and we will cooperate with any further inquiry or investigation. While we have taken corrective and disciplinary action, we cannot predict the outcome of this matter, including whether these agencies would seek to impose fines and/or view this matter as involving a violation of the 2001 order discussed in the next sentence. Under a settlement reached with the SEC in 2001, we paid a $100,000 fine and consented to (a) a finding that, as a result of similar payments by our former Colombian subsidiary in 1996-97, we violated the books and records and internal controls provisions of the Securities Exchange Act of 1934 and (b) an order that we cease and desist from committing or causing any future violations of these provisions.

We have expanded into the fresh-cut fruit business and there is no assurance that we will be successful.

We are expanding our premium “Chiquita” brand into high-quality fresh-cut fruit. Our initial product line contains various combinations of watermelon, pineapple, cantaloupe, honeydew melon, strawberries, apples and grapes in consumer-friendly packaging. We invested approximately $8 million in 2003 to build our first fresh-cut processing plant which began operating in the fourth quarter of 2003. The plant services retail customers in a ten-state region in the U.S. Midwest. In addition, on June 28, 2005, we acquired Fresh Express and its fresh-cut fruit operation. This expansion subjects us and the “Chiquita” brand to greater risks relating to food safety and related product liability, since the cut fruit is subject to a greater risk of spoilage or contamination. There are also many competitors in this line of business, including both large regional suppliers and local retailers, who prepare cut fruit on their own premises. On an operating income basis, our fresh-cut fruit operation (excluding Fresh Express) lost $5 million in 2003, $13 million during 2004 and $6 million during the first six months of 2005. There is no assurance that our fresh-cut fruit operations will actually generate the returns that we expect or that we will be able eventually to compete nationally in the fresh-cut fruit business on a successful basis.

Labor problems can increase our costs or disrupt our operations.

As of March 31, 2005, we had approximately 22,000 employees and Fresh Express had approximately 4,000 employees. Approximately 18,000 of our employees worked in Central and South America, including approximately 10,500 workers covered by 19 labor contracts. Labor contracts typically have terms of one to five years. Including Fresh Express, three of our contracts covering approximately 1,550 employees expire later in 2005. There can be no assurance that we will be able to successfully renegotiate these contracts on commercially reasonable terms.

Further, strikes or other labor-related actions sometimes occur upon expiration of labor contracts or during the term of the contracts. In the past, we have experienced labor stoppages and strikes. These have in the past and may in the future result in increased costs or decreased crop quality as a result of a temporary curtailment of agricultural practices. When prolonged strikes or other labor actions occur, growing crops may be significantly damaged or rendered unharvestable as a result of the disruption of irrigation, disease and pest control and other agricultural practices.

Our operations and products are regulated in the areas of food safety, customs and protection of human health and the environment.

Our worldwide operations and products are subject to numerous governmental regulations and inspections by environmental, food safety, health and customs authorities, including those relating to the use and disposal of agrichemicals, the documentation of food shipments and the traceability of food products. We believe we are substantially in compliance with applicable regulations. However, actions by regulators in the past have required, and in the future may require, operational modifications or capital improvements at various locations. In addition, if violations occur, regulators can impose fines, penalties and other sanctions. The costs of these modifications, improvements, fines and penalties could be substantial. We have been and may in the future be subject to private lawsuits alleging that our operations caused personal injury or property damage.

We are subject to the risk of product liability claims.

The sale of food products for human consumption involves the risk of injury to consumers. These injuries may result from tampering by third parties, bioterrorism, product contamination or spoilage, including the presence of bacteria, pathogens, foreign objects, substances, chemicals, other agents, or residues introduced during the growing, storage, handling or transportation phases.

We are subject to governmental inspection and regulations and believe our facilities and operations, as well as those of third-party growers, currently comply in all material respects with all applicable laws and regulations. While we believe we have implemented practices and procedures in our operations to promote high quality and safe food products, we cannot be sure that consumption of our products will not cause a health-related illness in the future or that we will not be subject to claims or lawsuits relating to such matters. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or injury could adversely affect our reputation with existing and potential customers and our corporate and brand image and we could also incur significant legal expenses. Moreover, claims or liabilities of this nature might not be covered by our insurance or by any rights of indemnity or contribution that we may have against others. Large retail customers often require us to indemnify them for claims made by consumers who have purchased our products, regardless of whether the claim relates to an issue arising while the product was in our possession and control or in the possession and control of the retailer. We maintain product liability insurance in an amount which we believe to be adequate. However, we cannot be sure that we will not incur claims or liabilities for which we are not insured or that exceed the amount of our insurance coverage.

Events or rumors relating to the “Chiquita” or “Fresh Express” brands could significantly impact our business.

Consumer and institutional recognition of the “Chiquita” trademarks and related brands and the association of these brands with high-quality and safe food products as well as responsible business practices are an integral part of our business. The “Fresh Express” trademarks and related brands are an integral part of the Fresh Express business. The occurrence of any events, rumors or negative publicity regarding the quality and safety of our food products or our business practices (including with respect to the European legal matters and other governmental investigations described elsewhere in this prospectus) may adversely affect the value of our brand names and the demand for our products. We have licensed the “Chiquita” brand names to several affiliated and unaffiliated companies for use in the United States and abroad. Acts or omissions by these companies over which we have little control may also have such adverse effects.

An extended interruption in our ability to ship our products and significant changes in transportation costs could materially affect our operating results.

We ship our bananas and some of our other fresh produce in vessels owned or chartered by us. The remainder of our fresh produce is shipped by third parties. From time to time, we have experienced interruptions in our shipping, for reasons such as mechanical breakdown or damage to a ship, strikes at ports, port damage and weather-related disruptions. Terrorist activities may also lead to damage to ports, ships or shipping routes. While we believe we are adequately insured and would attempt to transport our products by alternative means if we were to experience an interruption, we cannot be sure that we would be able to do so or be successful in doing so in a timely and cost-effective manner. An extended interruption in our ability to ship and distribute our products could have a material adverse effect on our business, financial condition and results of operations.

Transportation costs are significant in our business, and the price of bunker fuels used in shipping operations is an important variable component of transportation costs. Historically, fuel oil prices have been volatile and there is no reason to expect that such prices will not continue to be volatile in the future. We enter into fuel hedging instruments to minimize the effect of volatility of fuel price changes on our financial results. Typically we enter into hedge contracts which permit us to lock in fuel purchase prices for up to two years. However, these hedging strategies cannot be effective against continually rising fuel prices. In addition, our fuel costs have increased substantially in 2003, 2004 and the first six months of 2005, and there can be no assurance that there will not be further increases in the future.

Increases in the prices of purchased produce and paper could adversely affect our operating results.

A significant portion of the fresh produce marketed by us is purchased from independent producers and importers around the globe under various arrangements that range from formal long-term purchase contracts to informal market trading with unrelated suppliers. In 2004, approximately 67% of the bananas sourced by us and all of the lettuce and other produce sourced by Fresh Express was purchased from independent growers. Many factors may affect the cost and supply of fresh produce, including external conditions, commodity market fluctuations, currency fluctuations and changes in governmental regulations, agricultural programs, and severe and prolonged weather conditions and natural disasters. Increased costs for purchased bananas negatively impacted our operating income results during 2003, and there can be no assurance that they will not adversely affect our operating results in the future. During periods of severe shortages of high-quality lettuce, Fresh Express has been required to purchase more expensive lettuce on the open market and may be required to do so in the future.

In addition, the cost of paper is significant to us because bananas and some other produce items are packed in cardboard boxes for shipment. If the price of paper increases, or the price of the fresh produce that we purchase increases due to paper cost increases, and we are not able to effectively pass such price increases along to our customers, then our operating income will decrease. Increased costs for paper during 2003, 2004 and the first six months of 2005, negatively impacted our operating income and there can be no assurance that these costs will not adversely affect our operating results in the future.

Fresh Express relies on certain patented technologies which will begin expiring in 2005 and non-patented proprietary machinery and processes.

Fresh Express has patents covering a number of proprietary technologies, including modified atmospheres used in packaging salads to preserve freshness, and methods of harvesting and maintaining produce products. These patents expire at various times from 2005 through 2021, including renewals. No material or significant patents expired in 2004 or will be expiring prior to 2006. In addition, Fresh Express relies heavily on certain proprietary machinery and processes that are used to prepare some of its products. Although we believe that the cost and complexity of the Fresh Express machinery has been and will continue to be a barrier to entry to other potential competitors, we have not protected that machinery or those processes through patents or other methods. As a result, some existing or potential competitors could develop similar machinery or processes. If this occurred, it could substantially increase competition, thereby reducing prices, which could have a material adverse effect on our results of operations.

Our large customers may impose requirements upon us that may have an adverse effect on our results of operations.

From time to time, our large retail customers may re-evaluate or refine their business practices and, in connection therewith, impose new or revised requirements upon their suppliers, including us. These business demands may relate to inventory practices, logistics or other aspects of the customer-supplier relationship. Some of our customers have indicated a desire to utilize Radio Frequency Identification technology in an effort to improve tracking and management of product in their supply chain. Large-scale implementation of this technology could significantly increase our product distribution costs.

Compliance with requirements imposed by significant customers may be costly and may have an adverse effect on our results of operations. However, if we fail to meet a significant customer’s demands, we could lose that customer’s business, which could have a material adverse effect on our results of operations.

We may be unable to anticipate changes in consumer preferences and dietary habits, which may result in decreased demand for our products.

Our success depends in part on our ability to anticipate and offer products that appeal to the changing tastes and trends of consumers in the market categories in which we compete. Our success depends also in large part upon the dietary habits of consumers. If our customers do not purchase our products due to consumer preferences or dietary concerns (including carbohydrate levels in bananas and other fruits), demand for our products may decline and our results of operations may be adversely affected.

We operate some of our businesses through joint ventures in which our rights to control business decisions may be limited.

We currently operate parts of our business through joint ventures with other companies, notably our Asian banana production and sales, and in the future we may enter into additional joint ventures. Joint venture investments may involve risks not otherwise present for investments made solely by us. For example:

•	we may not control the joint ventures;

•	distributions from our joint ventures are generally subject to the concurrence of our joint venture partners;

•	joint venture partners may not observe their commitments;

•	joint venture partners may have different interests than we have and may take action contrary to our interests; and

•	it may be difficult for us to exit a joint venture after an impasse or if we desire to sell our interest.

Risks Relating to the Exchange Offer and Holding the Exchange Bonds

The Exchange Bonds are not guaranteed by our subsidiaries or joint ventures and are “structurally subordinated” to all liabilities of our subsidiaries.

CBII operates its business through its direct and indirect subsidiaries. Accordingly, CBII depends on the cash flows of, and receipt of dividends and advances from, or repayments of advances by, its subsidiaries, in order to meet its debt obligations, including its obligations under the Exchange Bonds. The Exchange Bonds are not guaranteed by any of CBII’s subsidiaries or joint ventures and, consequently, these entities are not obligated or required to pay any amounts pursuant to the Exchange Bonds or to make funds available in the form of dividends or advances. Any payments of dividends, distributions, loans or advances by CBII’s subsidiaries will also be contingent upon its subsidiaries’ earnings and are subject to contractual or statutory restrictions.

In June 2005, Chiquita Brands L.L.C. (“CBL”) entered into a senior secured credit facility. The facility consists of a $150 million revolving credit facility (the “Revolving Credit Facility”), a $125 million term loan B (the “Term Loan B”) and a $375 million term loan C (the “Term Loan C”). The Revolving Credit Facility and the Term Loan B are secured by pledges of stock of CBL’s material domestic subsidiaries (excluding the subsidiaries comprising Fresh Express), liens on substantially all tangible and intangible assets of CBL and CBL’s material domestic subsidiaries (excluding the subsidiaries comprising Fresh Express), and pledges of at least 65% of the stock of certain of CBL’s material European, Latin American and other foreign subsidiaries. In addition, CBL’s obligations under the Revolving Credit Facility and the Term Loan B are guaranteed on a senior secured basis by CBL’s material domestic subsidiaries (excluding the subsidiaries comprising Fresh Express), certain of CBL’s material Latin American subsidiaries and by CBII. The Term Loan C is secured by pledges of stock of the subsidiaries comprising Fresh Express and liens on substantially all of the assets of Fresh Express in existence on June 28, 2005. CBL’s obligations under the Term Loan C is guaranteed on a senior secured basis by the subsidiaries comprising Fresh Express and on a senior unsecured basis by CBII and CBL’s material domestic subsidiaries. In addition, our indirect, wholly owned subsidiary, Great White Fleet Ltd. (“Great White Fleet”) borrowed the full amount under its $80 million secured revolving credit facility (the “Ship Facility”) to exercise its buyout options under existing capital leases for four vessels, refinance the loans on two additional vessels and to fund $50 million towards our acquisition of Fresh Express. The Ship Facility is secured by first priority ship mortgages on six vessels. In the event of our bankruptcy, liquidation or reorganization, or other event of default under the senior secured credit facility or an event of default by Great White Fleet under any of its facilities, the secured lenders would be entitled to be repaid in full from the proceeds of the liquidation of the secured assets before those assets would be available for distribution to other creditors, including holders of the Exchange Bonds. Holders of the Exchange Bonds will be able to participate in distributions of our remaining assets (or proceeds from the sales of those assets) ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the Exchange Bonds. In such event, there may not be sufficient assets remaining to pay amounts due on any or all Exchange Bonds then outstanding. Furthermore, the senior secured credit facility contains covenants limiting the ability of CBL to pay dividends or make distributions to CBII in certain circumstances.

In addition, CBII’s right to participate in any distribution of assets of any of its subsidiaries upon a subsidiary’s bankruptcy, liquidation, reorganization or similar proceeding, and thus your ability as a holder of the Exchange Bonds to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of CBII’s claims as a creditor of such subsidiary may be recognized. Therefore, holders of the Exchange Bonds should look only to CBII’s assets for payments on the Exchange Bonds. CBII has virtually no assets other than its investment in its subsidiaries. As of June 30, 2005, our subsidiaries had approximately $1.5 billion in liabilities, of which approximately $632 million is secured debt.

Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and we may be limited in our ability to use debt to fund future capital needs. Additionally, a significant amount of our indebtedness bears interest based on floating rates of interest which could increase our interest expense.

As of June 30, 2005, our indebtedness was approximately $1.1 billion (including approximately $632 million of subsidiary debt). Our indebtedness could have important consequences for you by adversely affecting our financial condition and thus making it more difficult for us to satisfy our obligations with respect to the Exchange Bonds. Our indebtedness could:

•	require us to dedicate a substantial portion of our cash flow from operations to payments in respect of our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate expenditures;

•	increase our vulnerability to adverse general economic or industry conditions;

•	limit our flexibility in planning for, or reacting to, competition and/or changes in our business or our industry;

•	limit our ability to borrow additional funds;

•	restrict us from making strategic acquisitions, introducing new products or services or exploiting business opportunities;

•	make it more difficult for us to satisfy our obligations with respect to the Exchange Bonds; and

•	place us at a competitive disadvantage relative to competitors that have less debt or greater financial resources.

As of June 30, 2005, approximately $600 million of our indebtedness bears interest at rates that fluctuate with prevailing interest rates. As a result, our interest expense under such facilities would increase in the event of an increase in interest rates. In addition, future financings we may undertake may also provide for rates that fluctuate with prevailing interest rates that could increase.

As of June 30, 2005, approximately 40% of our assets consisted of intangible assets such as goodwill and trademarks, the value of which depends on a variety of factors, including the success of our business.

CBII and its subsidiaries will be able to incur substantial additional indebtedness in the future.

Despite our level of indebtedness, we are permitted to incur substantially more debt. This could further exacerbate the risks described in the risk factors above. Although the indenture governing the Exchange Bonds contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, including obligations not included within the definition of “Indebtedness” in the indenture and the ability of both CBII and its subsidiaries to incur additional indebtedness. The indebtedness incurred in compliance with these restrictions could be very substantial. We currently have $129 million available under the Revolving Credit Facility. The senior secured credit facility also permits us to incur additional debt, including secured debt. To the extent new debt is added to CBII’s and its subsidiaries’ current debt levels, the substantial indebtedness risk described above would increase.

Covenants in the indenture governing the Exchange Bonds, our credit facilities and the agreements governing our other indebtedness could adversely affect us and increase your credit risk.

The indenture governing the Exchange Bonds, covenants in our credit facilities and the agreement governing our other indebtedness contain various covenants and restrictions that limit our ability and our subsidiaries’ ability to, among other things:

•	incur additional indebtedness and issue preferred stock;

•	pay dividends and make distributions in respect of our capital stock;

•	make investments or certain other restricted payments;

•	place limits on dividends and enter into other payment restrictions affecting certain subsidiaries;

•	engage in sale-leaseback transactions;

•	enter into transactions with stockholders or affiliates;

•	guarantee debt;

•	sell assets;

•	create liens;

•	issue or sell stock of certain subsidiaries; and

•	merge or consolidate.

As a result of the covenants and restrictions contained in the indenture, we are limited in how we conduct our business and we may be unable to compete effectively or to take advantage of new business opportunities, such as acquisitions. The terms of any future indebtedness we may incur could include more restrictive covenants.

We cannot assure you that we will be able to remain in compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the appropriate parties and/or amend the covenants. At the same time, there are exceptions to many of these covenants, and we cannot assure you that the limitations described above will protect you in all circumstances.

The market price for the Exchange Bonds may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices and liquidity of these securities. We cannot assure you that the market for the Exchange Bonds will be free from similar disruptions. Any such disruptions could have an adverse effect on holders of the Exchange Bonds.

We may be unable to purchase the Exchange Bonds upon a change of control triggering event.

Under certain conditions, upon a Change of Control Triggering Event (as defined in “Description of the Exchange Bonds—Definitions”), we would be required to offer to purchase all of the Exchange Bonds then outstanding for cash at 101% of the principal amount thereof plus accrued and unpaid interest, if any. If a change of control triggering event were to occur, we may not have sufficient funds to pay the change of control purchase price, and we may be required to obtain third party financing to do so. We may not be able to obtain this financing on commercially reasonable terms, or on terms acceptable to us, or at all. The events that cause a change of control triggering event under the indenture may also result in an event of default under our other then outstanding indebtedness, which may cause the acceleration of our other indebtedness. Our failure to repurchase the Exchange Bonds upon a change of control triggering event would constitute an event of default under the indenture.

The change of control provisions in the indenture may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger, or other similar transaction, even if the transaction constitutes a change of control triggering event under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change in the magnitude or events required under the definition of change of control triggering event in the indenture to trigger our obligation to repurchase the Exchange Bonds. Except as otherwise described above, the indenture does not contain provisions that permit the holders of the Exchange Bonds to require us to repurchase or redeem the Exchange Bonds in the event of a takeover, recapitalization, or similar transaction.

There is no public market for the Exchange Bonds, and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

The Exchange Bonds are a new issue of securities for which there is no existing trading market. Accordingly, we cannot assure you that a liquid market will develop for the Exchange Bonds, that you will be able to sell your Exchange Bonds at a particular time or that the prices that you receive when you sell the Exchange Bonds will be favorable.

We do not intend to apply for listing or quotation of any series of bonds on any securities exchange or stock market, although our Restricted Bonds trade on the Portal Market. The liquidity of any market for the Exchange Bonds will depend on a number of factors, including:

•	the number of holders of Exchange Bonds;

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the Restricted Bonds for the Exchange Bonds;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the Exchange Bonds; and

•	prevailing interest rates.

Holders of Restricted Bonds who fail to exchange their Restricted Bonds in the exchange offer will continue to be subject to restrictions on transfer.

If you do not exchange your Restricted Bonds for Exchange Bonds in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to the Restricted Bonds. The restrictions on transfer of your Restricted Bonds arise because we issued the Restricted Bonds under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Restricted Bonds if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the Restricted Bonds under the Securities Act. For further information regarding the consequences of tendering your Restricted Bonds in the exchange offer, see the discussions below under the captions “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Restricted Bonds” and “Material United States Federal Income Tax Considerations.”

You must comply with the exchange offer procedures in order to receive new, freely tradable Exchange Bonds.

Delivery of Exchange Bonds in exchange for Restricted Bonds tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of Restricted Bonds into the exchange agent’s account at DTC, as depositary, including an agent’s message (as defined herein). We are not required to notify you of defects or irregularities in tenders of Restricted Bonds for exchange. Restricted Bonds that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See “The Exchange Offer—Procedures for Tendering Restricted Bonds” and “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Restricted Bonds.”

Some holders who exchange their Restricted Bonds may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your Restricted Bonds in the exchange offer for the purpose of participating in a distribution of the Exchange Bonds, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. Any Restricted Bonds that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled. The net proceeds from the sale of the Restricted Bonds, together with a portion of our available cash, $500 million in initial borrowings under our senior secured credit facility and $50 million in borrowings under the Ship Facility, were used to fund our acquisition of Fresh Express and pay related fees and expenses.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for each of the last five years ended December 31, 2004 and for the six months ended June 30, 2005 and 2004.

	Reorganized Company(b)										Predecessor Company(b)
	Six Months Ended June 30,				Year Ended December 31,				Nine Months Ended December 31, 2002		Quarter Ended March 31, 2002		Year Ended December 31,
	2005		2004		2004		2003						2001		2000
Ratio of Earnings to Fixed Charges	6.61	x	2.49	x	1.91	x	2.53	x	(a	)	(a	)	(a	)	(a	)

(a)	For these periods, earnings were inadequate to cover fixed charges. The amount of the coverage deficiency was $10.5 million for the nine months ended December 31, 2002, $189.4 million for the quarter ended March 31, 2002, $111.0 million for the year ended December 31, 2001 and $98.8 million for the year ended December 31, 2000.
(b)	On March 19, 2002, we (the parent holding company only), completed our financial restructuring under Chapter 11 of the U.S. Bankruptcy Code. For financial reporting purposes, we used an effective date of March 31, 2002. References in this prospectus to “Predecessor Company” refer to us prior to March 31, 2002. References to “Reorganized Company” refer to us on and after March 31, 2002, after giving effect to the issuance of new securities in exchange for the previously outstanding securities in accordance with the Chapter 11 Reorganization Plan, and implementation of fresh start accounting. In accordance with financial reporting requirements for companies emerging from a Chapter 11 restructuring, financial information for the twelve months ended December 31, 2002 is not presented in our financial statements since such information would combine the results of the Predecessor Company and the Reorganized Company.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” for the periods presented, contained in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as in conjunction with the other financial information contained or incorporated by reference in this prospectus. As more fully described in Note 16 to the audited consolidated financial statements incorporated by reference in this prospectus, effective March 19, 2002, we emerged from protection under Chapter 11 of the U.S. Bankruptcy Code pursuant to a reorganization plan that was confirmed by the Bankruptcy Court on March 8, 2002. In accordance with AICPA Statement of Position 90-7, we adopted “fresh start” accounting whereby our assets, liabilities and new capital structure were adjusted to reflect estimated fair value at March 31, 2002. As a result, the consolidated financial statements for the periods subsequent to March 31, 2002 reflect the reorganized company’s new basis of accounting and are not comparable to the predecessor company’s pre-reorganization consolidated financial statements. The selected consolidated financial data for the years ended December 31, 2004 (reorganized company) and December 31, 2003 (reorganized company), nine months ended December 31, 2002 (reorganized company), and quarter ended March 31, 2002 (predecessor company) are derived from our audited consolidated financial statements incorporated by reference in this prospectus, which have been audited by Ernst & Young, independent registered public accounting firm. The selected consolidated financial data for the years ended December 31, 2001 (predecessor company) and December 31, 2000 (predecessor company) are derived from our audited consolidated financial statements which have also been audited by Ernst & Young, independent registered public accounting firm. The consolidated financial statements for the years ended December 31, 2001 (predecessor company) and December 31, 2000 (predecessor company) are not incorporated by reference in this prospectus. The selected consolidated financial data for the six months ended June 30, 2005 (reorganized company) and June 30, 2004 (reorganized company) are derived from our unaudited consolidated financial statements incorporated by reference in this prospectus. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary for a fair statement of the results of the interim periods shown have been made. The results for the six months ended June 30, 2005 and 2004 and any other interim results are subject to significant seasonal variations and are not necessarily indicative of results to be expected for the full year. Our results during the third and fourth quarters are generally weaker than in the first half of the year due to increased availability of competing fruits and resulting lower prices. As described elsewhere in this prospectus, we sold our subsidiary, Chiquita Processed Foods LLC, on May 27, 2003. The financial data set forth below has been restated to reflect the operations of CPF as discontinued for all periods in which it was owned. Certain other smaller subsidiaries have also been sold and reflected as discontinued operations for all periods presented in which they were owned.

	Reorganized Company					Predecessor Company
	Six Months Ended June 30,		Year Ended December 31,		Nine Months Ended December 31, 2002	Quarter Ended March 31, 2002	Year Ended December 31,
	2005	2004	2004	2003			2001	2000
	(unaudited)				(in thousands, except ratio)
Income Statement Data:
Net sales	$1,951,273	$1,641,554	$3,071,456	$2,613,548	$1,140,024	$446,146	$1,464,980	$1,504,894

Operating expenses:
Cost of sales	1,605,645	1,399,525	2,616,900	2,232,218	936,244	349,814	1,199,043	1,212,478
Selling, general and administrative	159,757	151,003	304,106	249,668	150,605	42,191	174,150	210,473
Depreciation	22,312	21,507	41,583	36,823	22,449	16,877	66,659	72,916
Equity in earnings of investees	(4,763)	(8,084)	(11,173)	(7,560)	5,225	(3,314)	2,506	9,660
Loss on sale of Colombian division	—	9,289	9,289	—	—	—	—	—
Gain on sale of Armuelles division	—	—	(2,196)	(21,158)	—	—	—	—
Gain on sale of equity method investments	—	—	—	(16,829)	—	—	—	—

	1,782,951	1,573,240	2,958,509	2,473,162	1,114,523	405,568	1,442,358	1,505,527

Operating income (loss)	168,322	68,314	112,947	140,386	25,501	40,578	22,622	(633)
Interest income	5,259	1,363	6,167	3,227	2,937	624	7,830	12,201
Interest expense	(15,434)	(20,027)	(38,884)	(42,450)	(30,260)	(7,555)	(111,235)	(113,827)

	Reorganized Company					Predecessor Company
	Six Months Ended June 30,		Year Ended December 31,		Nine Months Ended December 31, 2002	Quarter Ended March 31, 2002	Year Ended December 31,
	2005	2004	2004	2003			2001	2000
	(unaudited)				(in thousands, except ratio)
Other income (expense), net	(1,993)	—	(19,428)	—	—	—	—	—
Financial restructuring items	—	—	—	—	—	(222,341)	(33,604)	—
Income tax benefit (expenses)	(6,000)	500	(5,400)	(5,300)	(4,800)	(1,000)	(5,800)	(6,800)

Income (loss) from continuing operations before cumulative effect of a change in method of accounting	150,154	50,150	55,402	95,863	(6,622)	(189,694)	(120,187)	(109,059)
Discontinued operations	—	—	—	3,343	19,817	(63,606)	1,419	14,192
Cumulative effect of a change in method of accounting	—	—	—	—	—	(144,523)	—	—

Net income (loss)	$150,154	$50,150	$55,402	$99,206	$13,195	$(397,823)	$(118,768)	$(94,867)

Pro forma amounts for interim cost accounting change(a):
Income (loss) from continuing operations before cumulative effect of a change in method of accounting					$11,408	$(207,724)

Net income (loss)					$31,225	$(415,853)

Balance Sheet Data (at period end):
Cash and cash equivalents	$164,680	$198,066	$142,791	$134,296	$52,885	$54,660	$68,598	$89,257
Working capital	388,056	373,271	331,217	281,277	243,960	256,844	240,925	77,917
Total assets	2,992,009	1,813,971	1,780,038	1,706,719	1,642,241	1,779,019	2,262,492	2,416,790
Short-term debt	32,554	35,317	34,201	48,070	41,701	64,930	52,865	188,986
Long-term debt	1,074,605	336,754	315,266	346,490	394,796	467,315	216,973	960,681
Liabilities subject to compromise	—	—	—	—	—	—	962,820	—
Total shareholders’ equity	1,022,374	842,077	838,824	757,346	629,289	612,753	448,594	582,543
Ratio of earnings to fixed charges(b)	6.61	2.49	1.91	2.53	(c )	(c )	(c )	(c )

(a)	In the first quarter of 2003, we changed our method of accounting for certain tropical production and logistics expenses during interim periods. Previously, we had used a standard costing method which allocated those costs evenly throughout the year on a per box basis. We now use a costing method which recognizes costs as incurred. The accounting change had no effect on total year costs or results.
(b)	Ratio of earnings to fixed charges is calculated as income from continuing operations before fixed charges (other than capitalized interest), income taxes and cumulative effect of a change in method of accounting, adjusted for income distributions and income (loss) of unconsolidated equity investees, divided by fixed charges. Fixed charges is the sum of interest expense, capitalized interest and the interest component of rental expense.
(c)	For these periods, earnings were inadequate to cover fixed charges. The amount of the coverage deficiency was $10.5 million for the nine months ended December 31, 2002, $189.4 million for the quarter ended March 31, 2002, $111.0 million for the year ended December 31, 2001 and $98.8 million for the year ended December 31, 2000.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

When we sold the Restricted Bonds on June 28, 2005, we entered into a registration rights agreement with the placement agents of those Restricted Bonds. Under the registration rights agreement, we agreed to file a registration statement regarding the exchange of the Restricted Bonds for bonds of the same series that are registered under the Securities Act. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC and to conduct this exchange offer after the registration statement is declared effective. The registration rights agreement provides that we will be required to pay additional cash interest (“additional interest”) to the holders of the Restricted Bonds if the exchange offer is not consummated, or a shelf registration statement providing for the registered sale of the Restricted Bonds is not declared effective, on or prior to January 24, 2006.

The exchange offer is not being made to holders of Restricted Bonds in any jurisdiction in which the exchange would not comply with the securities or blue sky laws of such jurisdiction. A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

Subject to the terms and the satisfaction or waiver of the conditions detailed in this prospectus, we will accept for exchange Restricted Bonds which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term “expiration date” means 5:00 p.m., New York City time, on                     , 2005. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. The term “expiration date” means the latest time and date to which the exchange offer is extended.

As of the date of this prospectus, $225.0 million aggregate principal amount of Restricted Bonds are outstanding. This prospectus is first being sent on or about the date hereof, to all holders of Restricted Bonds known to us.

We expressly reserve the right, at any time prior to the expiration of the exchange offer, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any Restricted Bonds, by giving oral or written notice of such extension to holders as described below. During any such extension, all Restricted Bonds previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Restricted Bonds not accepted for exchange for any reason will be returned without expense to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Restricted Bonds tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Restricted Bonds, upon the occurrence of any of the conditions of the exchange offer specified under “—Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Restricted Bonds as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Restricted Bonds

You may only tender your Restricted Bonds by book-entry transfer of the Restricted Bonds into the exchange agent’s account at DTC. The tender to us of Restricted Bonds by you, as set forth below, and our acceptance of the Restricted Bonds will constitute a binding agreement between us and you, upon the terms and subject to the conditions set forth in this prospectus. Except as set forth below, to tender Restricted Bonds for exchange pursuant to the exchange offer, you must transmit, on or prior to the expiration date, an agent’s message to LaSalle Bank National Association, as exchange agent, at the address listed below under the heading “—Exchange Agent.” In addition, the exchange agent must receive, on or prior to the expiration date, a timely confirmation of book-entry transfer (a “book-entry confirmation”) of the Restricted Bonds into the exchange agent’s account at DTC.

The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer.

If you are a beneficial owner whose Restricted Bonds are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Restricted Bonds by causing DTC to transfer the Restricted Bonds into the exchange agent’s account.

We or the exchange agent, in our sole discretion, will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Restricted Bonds tendered for exchange. We reserve the absolute right to reject any and all tenders not properly tendered and to not accept any tender if the acceptance might, in our judgment or our counsel’s, be unlawful. Our or the exchange agent’s interpretation of the term and conditions of the exchange offer as to any particular tender either before or after the expiration date will be final and binding on all parties. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of Restricted Bonds for exchange, and no one will be liable for failing to provide such notification.

By tendering Restricted Bonds, you represent to us that: (i) you are not our affiliate, (ii) you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Bonds to be issued in the exchange offer, (iii) you are acquiring the Exchange Bonds in your ordinary course of business and (iv) if you are a broker-dealer, you will receive the Exchange Bonds for your own account in exchange for Restricted Bonds that were acquired by you as a result of your market-making or other trading activities and you will deliver a prospectus in connection with any resale of the Exchange Bonds you receive. For further information regarding resales of the Exchange Bonds by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

If any holder or other person is an “affiliate” of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the Exchange Bonds, that holder or other person cannot rely on the applicable interpretations of the staff of the SEC, may not tender its Restricted Bonds in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

See “Plan of Distribution.” Each broker-dealer that receives Exchange Bonds for its own account in exchange for Restricted Bonds, where the Restricted Bonds were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Bonds. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of its Restricted Bonds directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling bondholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

By delivering an agent’s message, a beneficial owner (whose Restricted Bonds are registered in the name of a broker, dealer, commercial bank, trust company or other nominee) or holder will be deemed to have irrevocably appointed the exchange agent as its agent and attorney-in-fact (with full knowledge that the exchange agent is also acting as an agent for us in connection with the exchange offer) with respect to the Restricted Bonds, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with in interest subject only to the right of withdrawal described in this prospectus), to receive for our account all benefits and otherwise exercise all rights of beneficial ownership of such Restricted Bonds, in accordance with the terms and conditions of the exchange offer.

Each beneficial owner or holder will also be deemed to have represented and warranted to us that it has authority to tender, exchange, sell, assign and transfer the Restricted Bonds it tenders and that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title to such Restricted Bonds, free and clear of all liens, restrictions, charges and encumbrances, and that the Restricted Bonds tendered are not subject to any adverse claims or proxies. Each beneficial owner and holder, by tendering its Restricted Bonds, also agrees that it will comply with its obligations under the registration rights agreement.

Acceptance of Restricted Bonds for Exchange; Delivery of Exchange Bonds

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all Restricted Bonds properly tendered and will issue the Exchange Bonds promptly after acceptance of the Restricted Bonds. See “—Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered Restricted Bonds for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each Restricted Bond accepted for exchange will receive an Exchange Bond in the amount equal to the surrendered Restricted Bond. Holders of Exchange Bonds on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the Restricted Bonds. Holders of Exchange Bonds will not receive any payment in respect of accrued interest on Restricted Bonds otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

In all cases, issuance of Exchange Bonds for Restricted Bonds that are accepted for exchange will be made only after timely receipt by the exchange agent of an agent’s message and a timely confirmation of book-entry transfer of the Restricted Bonds into the exchange agent’s account at DTC.

If any tendered Restricted Bonds are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Restricted Bonds are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non exchanged Restricted Bonds will be returned without expense to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Book-Entry Transfers

The exchange agent will make a request to establish an account for the Restricted Bonds at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of Restricted Bonds by causing DTC to transfer those Restricted Bonds into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Restricted Bonds into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The transmission of the Restricted Bonds and agent’s message to DTC and delivery by DTC to and receipt by the exchange agent of the related agent’s message will be deemed to be a valid tender.

Withdrawal Rights

For a withdrawal of a tender of Restricted Bonds to be effective, the exchange agent must receive a valid withdrawal request through the Automated Tender Offer Program system from the tendering DTC participant before the expiration date. Any such request for withdrawal must include the VOI number of the tender to be withdrawn and the name of the ultimate beneficial owner of the related Restricted Bonds in order that such bonds may be withdrawn. Properly withdrawn Restricted Bonds may be re-tendered by following the procedures described under “—Procedures for Tendering Restricted Bonds” above at any time on or before 5:00 p.m., New York City time, on the expiration date.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any Restricted Bonds so withdrawn will be deemed not to have been validly tendered for exchange. No Exchange Bonds will be issued unless the Restricted Bonds so withdrawn are validly re-tendered.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue Exchange Bonds in exchange for, any Restricted Bonds and may terminate or amend the exchange offer, if prior to the expiration date, the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC.

The foregoing condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion, except that we will not waive the condition with respect to an individual holder unless we waive such condition with respect to all holders. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the exchange offer. The condition to the exchange offer must be satisfied or waived by us prior to the expiration of the exchange offer.

In addition, we will not accept for exchange any Restricted Bonds tendered, and no Exchange Bonds will be issued in exchange for any such Restricted Bonds, if at such time any stop order is threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

We have appointed LaSalle Bank National Association as the exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of other documents should be directed to the exchange agent addressed as follows:

LaSalle Bank National Association, Exchange Agent

By Registered or Certified Mail, Overnight Delivery after

4:30 p.m. on the Expiration Date:

LaSalle Bank National Association

Corporate Trust Services

135 South LaSalle Street, Suite 1960

Chicago, Illinois 60603

For Information Call:

(312) 904-2970

For Facsimile Transmission

(for Eligible Institutions only):

(312) 904-2236

Confirm by Telephone:

(312) 904-2970

Fees and Expenses

The principal solicitation is being made by mail by LaSalle Bank National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursement to our independent certified public accountants. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

We will record the Exchange Bonds at the same carrying value as the Restricted Bonds, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the Exchange Bonds.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of Restricted Bonds in the exchange offer unless you instruct us to register Exchange Bonds in the name of, or request that Restricted Bonds not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Restricted Bonds

The information below concerning specific interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice, and prospective purchasers should consult their own legal advisors with respect to those matters.

If you do not exchange your Restricted Bonds for Exchange Bonds in the exchange offer, your Restricted Bonds will continue to be subject to the provisions of the indenture regarding transfer and exchange of the Restricted Bonds and the restrictions on transfer of the Restricted Bonds imposed by the Securities Act and state securities laws. These transfer restrictions are required because the Restricted Bonds were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Restricted Bonds may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Restricted Bonds under the Securities Act.

Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the Exchange Bonds issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the Exchange Bonds in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Bonds; and

•	you are not an affiliate of ours.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the Exchange Bonds:

•	you cannot rely on the applicable interpretations of the staff of the SEC;

•	you will not be entitled to participate in the exchange offer; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Bonds as it has in other interpretations to third parties.

Each holder of Restricted Bonds who wishes to exchange such Restricted Bonds for the related Exchange Bonds in the exchange offer represents that:

•	it is not our affiliate;

•	it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Bonds to be issued in the exchange offer;

•	it is acquiring the Exchange Bonds in its ordinary course of business; and

•	if it is a broker-dealer, it will receive the Exchange Bonds for its own account in exchange for Restricted Bonds that were acquired by it as a result of its market-making or other trading activities and that it will deliver a prospectus in connection with any resale of the Exchange Bonds it receives. For further information regarding resales of the Exchange Bonds by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

As discussed above, in connection with resales of Exchange Bonds, any participating broker-dealer must deliver a prospectus meeting the requirements of the Securities Act. The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Bonds, other than a resale of an unsold allotment from the original sale of the Restricted Bonds, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we have agreed, for a period of 180 days following the consummation of the exchange offer, to make available a prospectus meeting the requirements of the Securities Act to any participating broker-dealer for use in connection with any resale of any Exchange Bonds acquired in the exchange offer.

DESCRIPTION OF THE EXCHANGE BONDS

Chiquita Brands International, Inc. (the “Company”), will issue the Exchange Bonds under an Indenture, dated as of June 28, 2005, between the Company, as issuer, and LaSalle Bank National Association, as trustee (the “Trustee”). This is the same indenture under which the Restricted Bonds were issued. The terms of the Exchange Bonds include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.

The following is a summary of the material provisions of the Indenture but does not restate the Indenture in its entirety. You can find the definitions of certain capitalized terms used in the following summary under the subheading “—Definitions.” The definitions used in this “Description of the Exchange Bonds” may differ from definitions used elsewhere in this prospectus. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Exchange Bonds. A copy of the Indenture is available upon request from the Company. For purposes of this “Description of the Exchange Bonds,” the term “Company” means Chiquita Brands International, Inc. and its successors under the Indenture, in each case excluding its subsidiaries, and the term “Notes” includes the Restricted Bonds and the Exchange Bonds.

Exchange Bonds versus Restricted Bonds

The terms of the Exchange Bonds are substantially identical to those of the outstanding Restricted Bonds, except that the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Bonds do not apply to the Exchange Bonds.

General

The Exchange Bonds will be unsecured, unsubordinated obligations of the Company, initially limited to $225.0 million aggregate principal amount. The Exchange Bonds will mature on December 1, 2015. The Exchange Bonds will be issuable only in denominations of $1,000 principal amount and any integral multiple thereof. Subject to the covenants described below under “—Covenants” and applicable law, the Company may issue additional Notes (“Additional Notes”) under the Indenture. The Exchange Bonds offered hereby, together with any remaining outstanding Restricted Bonds and any Additional Notes will be treated as a single class for all purposes under the Indenture.

Each Exchange Bond will bear interest at the rate of 8 7/8% per annum from the Closing Date or from the most recent interest payment date to which interest, if any, has been paid on the Restricted Bonds. Interest on the Exchange Bonds will be payable semiannually on June 1 and December 1 of each year, commencing December 1, 2005. Interest will be paid to Holders of record at the close of business on the May 15 or November 15 immediately preceding the Interest Payment Date. Interest is computed on the basis of a 360-day year of twelve 30-day months.

Optional Redemption

The Company may redeem the Notes at any time on or after June 1, 2010. The redemption price for the Notes (expressed as a percentage of principal amount), will be as follows, plus accrued interest to the redemption date:

If Redeemed During the 12-month period commencing June 1,	Redemption Price
2010	104.438%
2011	102.958
2012	101.479
2013 and thereafter	100.000%

In addition, at any time prior to June 1, 2008, the Company may redeem up to 35% of the principal amount of the Notes with the Net Cash Proceeds of one or more sales of its Equity Interests (other than Disqualified

Stock) at a redemption price of 108.875% of their principal amount, plus accrued interest to the redemption date; provided that at least 65% of the aggregate principal amount of Notes originally issued (including any Additional Notes) remains outstanding after each such redemption and notice of any such redemption is mailed within 90 days of each such sale of Equity Interests.

At any time on or prior to June 1, 2010, the Notes may also be redeemed, in whole or in part, at the option of the Company, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date.

“Applicable Premium” means, with respect to any Note on any redemption date, the excess of (A) the present value at such redemption date of (1) the redemption price of such Note at June 1, 2010 (such redemption price being set forth in the table above) plus (2) all required interest payments due on such Note through June 1, 2010 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate on such redemption date plus 50 basis points over (B) the principal amount of such Note.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 1, 2010; provided, however, that if the period from the redemption date to June 1, 2010 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date of redemption to June 1, 2010 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Notice of Redemption

The Company will give not less than 30 days’ nor more than 60 days’ notice of any redemption. If less than all of the Notes are to be redeemed, selection of the Notes for redemption will be made by the Trustee:

•	in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or,

•	if the Notes are not listed on a national securities exchange, pro rata, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

However, no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount to be redeemed. A new Note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note.

Ranking

The Notes will:

•	be general senior obligations of the Company;

•	rank equal in right of payment with all existing and future unsubordinated indebtedness of the Company;

•	rank senior in right of payment to all existing and future subordinated indebtedness of the Company; and

•	be “structurally subordinated” to all existing and future Indebtedness and other liabilities of the Company’s Subsidiaries.

The Notes will be unsecured. In the event of a bankruptcy or insolvency, our secured creditors will have a prior claim to any collateral securing the debt owed to them.

As of June 30, 2005, CBII had $250 million of indebtedness excluding the notes, consisting of the Company’s 7 1/2% Senior Notes due 2014 and the Company’s subsidiaries had approximately $1.5 billion in liabilities, approximately $632 million of which was debt, substantially all of which was secured debt and approximately $129 million available under the Revolving Credit Facility.

Sinking Fund

There will be no sinking fund payments for the Notes.

Governing Law

The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Covenants

Overview

In the Indenture, the Company agreed to covenants that limit its and its Restricted Subsidiaries’ ability, among other things, to:

•	incur additional indebtedness and issue preferred stock;

•	pay dividends and make distributions in respect of our capital stock;

•	make investments or certain other restricted payments;

•	place limits on dividends and enter into other payment restrictions affecting certain subsidiaries;

•	engage in sale-leaseback transactions;

•	enter into transactions with stockholders or affiliates;

•	guarantee debt;

•	sell assets;

•	create liens;

•	issue or sell stock of certain subsidiaries; and

•	merge or consolidate.

In addition, if a Change of Control Triggering Event occurs, each Holder of Notes will have the right to require the Company to repurchase all or a part of the Holder’s Notes at a price equal to 101% of their principal amount, plus any accrued interest to the date of repurchase.

If the Notes attain Investment Grade status by either Rating Agency, the Company and its Restricted Subsidiaries will no longer be subject to certain of the covenants.

Termination of Covenants

The covenants described below under “—Covenants—Limitation on Indebtedness,” “—Limitation on Restricted Payments,” “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,” “—Limitation on the Issuance and Sale of Equity Interests of Restricted Subsidiaries,” “—Limitation on Issuances of Guarantees by Restricted Subsidiaries,” “—Transactions with Affiliates of the Company,”

“—Limitation on Asset Sales,” “—Repurchase of Notes upon a Change of Control” and the provisions of the Indenture described under clause (3) of “Consolidation, Merger and Sale of Assets” (collectively, the “Terminated Covenants”), will cease to be in effect upon the Company attaining Investment Grade status for the Notes by either of the Rating Agencies. The Terminated Covenants will not be reinstated regardless of whether the Company’s credit rating is subsequently downgraded from Investment Grade status by either of the Rating Agencies.

Limitation on Indebtedness

The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or Guarantee the payment of any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred stock to any Person other than the Company or its Restricted Subsidiaries unless, after giving effect to the transaction, its Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the transaction for which internal financial statements are available immediately preceding the date of such transaction, taken as a single period, is 2.0 to 1 or greater, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred or the Disqualified Stock (or the preferred stock, if applicable) had been issued, as the case may be, at the beginning of such four-quarter period.

For purposes of determining any particular amount of Indebtedness under this “Limitation on Indebtedness” covenant, (x) obligations which constitute Indebtedness of more than one entity only need to be counted once, (y) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (z) any Liens granted pursuant to the equal and ratable provisions referred to in the “Limitation on Liens” covenant shall not be treated as Indebtedness. For purposes of determining compliance with this covenant: if an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness or may be incurred under the Fixed Charge Coverage Ratio, the Company may classify (and from time to time may reclassify) the Indebtedness in its sole discretion.

Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that may be incurred pursuant to this “Limitation on Indebtedness” covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies between the dates such non-dollar indebtedness was incurred and the measurement date for purposes of this provision.

The Company will not incur any Indebtedness if such Indebtedness is subordinate in right of payment to any other Indebtedness unless such Indebtedness is also subordinate in right of payment to the Notes to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured, by virtue of being secured by different collateral or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitation on Restricted Payments

The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make any Restricted Payment unless, at the time and after giving effect to the proposed Restricted Payment, the following conditions are met:

(1) no Default or Event of Default under the Indenture shall have occurred and be continuing (or would result therefrom);

(2) at the time of and after giving effect to any proposed Restricted Payment, the Company would be able to incur at least $1.00 of Indebtedness under the Fixed Charge Coverage Ratio described above under “Limitation on Indebtedness”; and

(3) such payment, along with the aggregate amount of all Restricted Payments declared or made on or after September 28, 2004 may not exceed the sum of

(a) 50% of the Company’s total Consolidated Net Income accrued on a cumulative basis during the period beginning on June 27, 2004 and ending on the last day of its last fiscal quarter ending prior to the date of the proposed Restricted Payment for which internal financial statements are available (or if such aggregate cumulative Consolidated Net Income is a loss, minus 100% of such loss); plus

(b) 100% of the aggregate Net Cash Proceeds received by the Company on or after September 28, 2004 (i) as capital contributions or (ii) from the issuance and sale of (x) Equity Interests of the Company to any Person or entity other than a Subsidiary of the Company, excluding the issuance or sale of Disqualified Stock or (y) any other securities of the Company, upon the conversion or exchange of such securities into Equity Interests of the Company, other than Disqualified Stock; plus

(c) to the extent that any Restricted Investment that was made after September 28, 2004 is sold for cash or repaid (whether through interest payments, principal payments, dividends or other distributions), the lesser of (i) the amount received in cash from such sale or repayment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d) to the extent that any Restricted Investment was made in an Unrestricted Subsidiary or other entity after September 28, 2004 and such Unrestricted Subsidiary or other entity is redesignated as or becomes a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Investment in such Subsidiary on the date of such redesignation and (ii) the initial amount of such Restricted Investment; plus

(e) $65 million.

The provisions of the preceding paragraph shall not prohibit the following (the “Excluded Payments”):

(a) the payment of any dividend, within 60 days after it was declared, if at the date it was declared, the payment would have been permitted;

(b) the making of any Investment or the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests of the Company (or Indebtedness that is subordinated to the Notes or any Subsidiary Guarantee) in exchange for, or out of the proceeds of the sale (other than to a Subsidiary of the Company) of, any Equity Interests of the Company (other than any Disqualified Stock); provided that, in each such case, the amount of any such net cash proceeds that are so utilized shall be excluded from clause (3)(b) of the preceding paragraph;

(c) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated to the Notes or any Subsidiary Guarantee, including premium, if any, and accrued interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (4) of the definition of “Permitted Indebtedness”;

(d) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests to the extent such payments are made on a pro rata basis;

(e) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any current or former director, officer, employee or agent of the Company (or any of its Subsidiaries) pursuant to any management equity subscription agreement, stock option agreement or other employee benefit plan or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5 million in any twelve-month period;

(f) the periodic purchase of Equity Interests of the Company for contribution to employee benefit plans not to exceed $5 million in any twelve-month period;

(g) the purchase of Equity Interests of the Company deemed to occur upon the exercise of stock options or warrants if such Equity Interests represent all or a portion of the exercise price of (or taxes in respect of the exercise of) such options or warrants;

(h) the payment of the Black Scholes Payment Amount (as defined in the Warrant Agreement);

(i) a Restricted Subsidiary of the Company declaring or making payment of a dividend on, or making of any distribution in respect of, its Equity Interests that are not made on a pro rata basis to all holders of its Equity Interests; provided that such dividend or distribution is consistent with the priority of and proportionate to the amount of the corresponding investment in such Subsidiary’s Equity Interests and the aggregate amount of such payments and/or distributions do not exceed $15 million;

(j) a Restricted Subsidiary of the Company purchasing, redeeming or retiring for value Equity Interests of such Restricted Subsidiary from a Person other than an Affiliate of the Company or a Related Party;

(k) the repurchase by the Company of outstanding Equity Interests in an aggregate amount not to exceed $20 million;

(l) so long as no Default or Event of Default shall have occurred and be continuing (or would result therefrom), dividends on Equity Interests of the Company not to exceed $25 million in any twelve-month period;

(m) so long as no Default or Event of Default shall have occurred and be continuing (or would result therefrom), any Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (m) on or after the Closing Date, does not exceed $25 million; or

(n) cash payments in lieu of the issuance of fractional shares.

If a Restricted Payment is not made in cash, its value, if in excess of $10 million, must be determined by the Company’s Board of Directors as evidenced by a resolution of the Board of Directors.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or agree to any encumbrance or restriction on the ability of any Restricted Subsidiary to (1) pay dividends or make any other distributions on its Equity Interests to the Company or any of the Company’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of the Company’s Restricted Subsidiaries; or (2) make loans or advances to the Company or any of the Company’s Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) those in existence on the Closing Date in the Indenture, the Credit Agreement or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are not materially less favorable, taken as a whole (as determined by the Company in good faith), to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(2) applicable law, regulations or orders;

(3) any agreement or instrument (including Acquired Indebtedness) applicable to or binding on a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such agreement or instrument was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of such acquired Person’s Indebtedness, such Indebtedness was permitted to be incurred by the terms of the Notes, and any extensions, refinancings, renewals or replacements of such agreements provided further that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are not materially less favorable, taken as a whole (as determined by the Company in good faith), to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(4) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(5) those contained in the terms of any Credit Facilities if either:

(A) the Company determines in good faith that the encumbrances and restrictions, taken as a whole, are not materially less favorable to the Holders than those encumbrances and restrictions contained in the Credit Agreement; or

(B) (x) the Company determines in good faith that the encumbrances and restrictions, taken as a whole, are not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings available to the Company at such time; and (y) the Company determines in good faith that, based on its assessment of the obligor’s ability to meet the financial and other covenants contained in such Credit Facility and other factors deemed relevant by the Company, such encumbrances and restrictions will not cause the Company not to have the funds necessary to pay the principal (at maturity) of or interest on the Notes;

provided in each case that such Credit Facilities were permitted to be incurred by the terms of the Indenture;

(6) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(7) restrictions on cash or other deposits or net worth under contracts entered into in the ordinary course of business;

(8) encumbrances and restrictions in Indebtedness refinancing other Indebtedness provided that the encumbrances and restrictions contained in the new Indebtedness are not materially less favorable, taken as a whole (as determined by the Company in good faith), to the Holders, than those contained in the Indebtedness being refinanced;

(9) encumbrances on property at the time the property was acquired by the Company or a Restricted Subsidiary, which encumbrances are not applicable to any other properties or assets of the Company or its Restricted Subsidiaries;

(10) restrictions imposed by an agreement to sell assets or Equity Interests to any person pending the closing of such sale; and

(11) Standard Securitization Undertakings relating to a Receivables Subsidiary or Special Purpose Vehicle.

Nothing contained in this “Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on Liens” covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

Limitation on the Issuance and Sale of Equity Interests of Restricted Subsidiaries

The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any Equity Interests of a Restricted Subsidiary except:

(1) to the Company or a Wholly Owned Restricted Subsidiary;

(2) issuances of director’s qualifying shares or sales to foreign nationals of shares of Equity Interests of foreign Restricted Subsidiaries, to the extent required by applicable law;

(3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “Limitation on Restricted Payments” covenant if made on the date of such issuance or sale; or

(4) sales of Equity Interests of a Restricted Subsidiary by the Company or a Restricted Subsidiary, provided that the Company or such Restricted Subsidiary applies the Net Cash Proceeds of any such sale in accordance with clause (1)(A) or (B) of the “Limitation on Asset Sales” covenant to the extent required thereby.

Limitation on Issuances of Guarantees by Restricted Subsidiaries

The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness (“Guaranteed Indebtedness”) of the Company (other than (i) Indebtedness under Credit Facilities permitted to be secured by clause (4) of the definition of Permitted Liens and Hedging Obligations with respect thereto, and (ii) Indebtedness in an aggregate amount not to exceed $75 million), unless (a) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a “Subsidiary Guarantee”) of payment of the Notes by such Restricted Subsidiary and (b) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until the Notes have been paid in full.

If the Guaranteed Indebtedness is (A) pari passu in right of payment with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated to, the Subsidiary Guarantee or (B) subordinated in right of payment to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon any:

(1) sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company’s and each Restricted Subsidiary’s Equity Interests in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or upon the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the Indenture; or

(2) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

Transactions with Affiliates of the Company

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company unless the following conditions are met:

(1) the transaction or series of transactions must be on terms which are as favorable to the Company or the Restricted Subsidiary, taken as a whole, as would be available in a comparable transaction with an unrelated third party;

(2) if the transaction or series of transactions involves aggregate payments of $15 million or more, then the transaction or series of transactions must be approved by the Company’s Board of Directors, including the approval of a majority of directors who are not Affiliates of the Company in connection with the transaction or transactions being approved; and

(3) if the transaction or series of transactions involves aggregate payments of $25 million or more, then the Company must deliver to the Trustee an opinion as to the fairness from a financial point of view to the Company and its Subsidiaries, taken as a whole, of such transaction or series of transactions issued by an accounting, appraisal or investment banking firm of national standing.

However, this provision does not apply to:

(1) any employment arrangement or transactions relating to benefit plans with any employee, consultant or director of the Company or any Restricted Subsidiary approved by a majority of the disinterested directors on the Company’s Board of Directors;

(2) payment of reasonable directors’ fees and indemnification arrangements;

(3) loans and advances to employees of the Company or any Subsidiary in the ordinary course of business otherwise permitted pursuant to the terms of the Notes;

(4) Restricted Payments that are permitted by the terms of the Notes described under the covenant “Limitation on Restricted Payments” or Permitted Investments;

(5) issuances of Equity Interests (other than Disqualified Stock) of the Company by the Company and the granting or performance of registration rights;

(6) any transaction between or among the Company and one or more Restricted Subsidiaries of the Company or among one or more Restricted Subsidiaries of the Company;

(7) Qualified Receivables Transactions;

(8) if such transaction is with any Person solely in its capacity as a holder of Indebtedness or Equity Interests of the Company or any of its Restricted Subsidiaries, if such person is treated no more favorably than any other holder of Indebtedness or Equity Interest of the Company; provided such Person owns less than 10% of such Indebtedness or Equity Interests;

(9) any agreement as in effect on the Closing Date or any amendment thereto so long as the amendment is not materially more disadvantageous to the Holders, taken as a whole, than the agreement existing on Closing Date (as determined in good faith by the Company); and

(10) transactions involving aggregate consideration after the Closing Date not to exceed $5 million.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, create, assume, incur or permit any Lien upon any of their assets without providing for the Notes to be secured equally and ratably with the Indebtedness or other obligations being secured by such Lien, except for Permitted Liens.

Limitation on Sale-Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

The foregoing restriction does not apply to any sale-leaseback transaction if:

(1) the lease is for a period, including renewal rights, of not in excess of four years;

(2) the lease secures or relates to industrial revenue or pollution control bonds;

(3) the transaction is solely between the Company and one or more Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries;

(4) the transaction relates to ships, trucks, containers or other similar equipment purchased by the Company or its Restricted Subsidiaries from a Person other than the Company or one of its Subsidiaries within 120 days prior to such sale-leaseback transaction;

(5) the Company or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with the “Limitation on Asset Sales” covenant to the extent required thereby; or

(6) it relates to any single transaction or series of related transactions that involve assets having a Fair Market Value of less than $5 million or the Company receives aggregate consideration of less than $5 million.

Limitation on Asset Sales

The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (1) the consideration received by the Company or such Restricted Subsidiary is at least equal to the Fair Market Value of the assets sold or disposed of and, if the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of is greater than $25 million, the Asset Sale is approved by the Company’s Board of Directors and (2) at least 75% of the consideration received consists of (a) cash or Temporary Cash Investments, (b) the assumption of unsubordinated Indebtedness of the Company or Indebtedness of any Restricted Subsidiary or other liabilities of the Company or a Restricted Subsidiary (in each case, other than Indebtedness owed to the Company or any Affiliate of the Company), provided that the Company or such Restricted Subsidiary is irrevocably and unconditionally released from all liability under such Indebtedness, (c) Replacement Assets, or (d) Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received since the Closing Date pursuant to this clause (d) not to exceed $65 million (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), plus net reductions in any such Designated Non-cash Consideration as a result of sales, repayments, dispositions or other amortizations for cash, in an amount not to exceed the lesser of (x) the amount of cash received, less the cost of disposition, and (y) the Fair Market Value of such Designated Non-cash Consideration at the time received. For purposes of this provision, any securities, notes or other obligations received by the Company or any such Restricted Subsidiary that are converted by the Company or such Restricted Subsidiary into cash within 90 days after receipt (to the extent of the cash received in such conversion) shall be deemed to be cash.

In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries is available), then the Company shall or shall cause the relevant Restricted Subsidiary to:

(1) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets,

(A) apply an amount equal to such excess Net Cash Proceeds to repay Indebtedness under any Credit Facility of the Company or any Restricted Subsidiary, in each case owing to a Person other than the Company or any Affiliate of the Company or Related Party, or

(B) invest (or enter into a definitive agreement committing to invest) an equal amount, or the amount not so applied pursuant to clause (A), in Replacement Assets or capital expenditures (provided that if any such commitment terminates for any reason, the Company shall, within 45 days after such termination, apply such Net Cash Proceeds in accordance with the provisions of this or the following paragraph); provided that capital expenditures and investments in Replacement Assets made after the entering into of a definitive agreement for an Asset Sale and within 60 days preceding such Asset Sale will be deemed to satisfy this paragraph (B), and

(2) apply (no later than the end of the 12-month period referred to in clause (1)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraphs of this “Limitation on Asset Sales” covenant.

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period (other than any such Net Cash Proceeds held by a Restricted Subsidiary of the Company to the extent that such Restricted Subsidiary is restricted by law, its charter or other governing instruments or any agreement from transferring such Net Cash Proceeds to the Company or any of its Restricted Subsidiaries, whether by dividend or otherwise), shall constitute “Excess Proceeds.”

If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this “Limitation on Asset Sales” covenant totals at least $25 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders (and if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), from the holders of such Pari Passu Indebtedness) on a pro rata basis an aggregate principal amount of Notes (and Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of their principal amount, plus, in each case, accrued interest (if any) to the Payment Date. Pending the final application of any such Net Cash proceeds, the Company or any of its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the terms of the Indenture. If any Excess Proceeds remain after the consummation of any Offer to Purchase, the Company may use such Excess Proceeds for any other purpose not otherwise prohibited by the Indenture. Upon completion of each Offer to Purchase, the amount of Excess Proceeds will reset to zero.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Food-Related Businesses, except to such extent as would not be material to the Company or its Restricted Subsidiaries, taken as a whole.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend such terms and provisions in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Repurchase of Notes upon a Change of Control

The Company must commence, within 30 days of the occurrence of a Change of Control Triggering Event, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of their principal amount, plus accrued interest (if any) to the Payment Date.

The above covenant requiring the Company to repurchase the Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding, if any, which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control Triggering Event to (i) repurchase the Notes as required by the foregoing covenant, (ii) make any other debt payment (whether as a result of similar change of control provisions in the terms of the debt or to repay indebtedness which, by its terms, would prohibit the required Note or other debt repurchase) or (iii) make any other payment required by the terms of any other securities or contractual obligations of the Company which might be outstanding at the time.

The Company will not be required to make an Offer to Purchase upon the occurrence of a Change of Control Triggering Event, if a third party makes an offer to purchase the Notes in the manner, at the times and price and otherwise in compliance with the requirements of the Indenture applicable to an Offer to Purchase for a Change of Control Triggering Event and purchases all Notes validly tendered and not withdrawn in such offer to purchase.

SEC Reports and Reports to Holders

Whether or not required by the SEC, so long as any Notes are outstanding, the Company will file with the SEC (or, if the SEC will not accept such filings, furnish to the Trustee) within the time periods specified in the SEC’s rules and regulations, (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company certified public accountants; and (2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

Events of Default

The following events are “Events of Default” in the Indenture:

(a) default in the payment of any installment of interest on any Notes for 30 days after becoming due;

(b) default in the payment of the principal of (or premium, if any, on) any Notes when due;

(c) default in the performance of any other covenant contained in the terms of the Notes or the Indenture for a period of 60 days after written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Notes then outstanding;

(d) default shall have occurred under any agreements, indentures or instruments under which the Company or any Significant Subsidiary then has outstanding Indebtedness in excess of $30 million in the aggregate and, if not already matured in accordance with its terms, such Indebtedness shall have been accelerated, provided that if, prior to the entry of judgment in favor of the Trustee, such default under such indenture or instrument shall be remedied or cured by the Company or such Significant Subsidiary, or waived by the applicable percentage of holders of such Indebtedness, then the Event of Default under the Indenture shall be deemed likewise to have been remedied, cured or waived; and provided further that if such default results from an action of the United States government or a foreign government which prevents the Company or its Significant Subsidiary from performing their obligations under such agreement, indenture or instrument, the occurrence of such default will not be an Event of Default under the Indenture;

(e) one or more judgments, orders or decrees for the payment of money in excess of $30 million, either individually or in the aggregate, shall be entered against the Company or any Significant Subsidiaries and shall not be discharged, paid, stayed, subject to a negotiated settlement or subject to insurance, there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

(f) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 90 consecutive days;

(g) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors; or

(h) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure by the Company to make or consummate an Offer to Purchase in accordance with the “Limitation on Asset Sales” or “Repurchase of Notes upon a Change of Control” covenant.

If an Event of Default (other than an Event of Default specified in clause (f) or (g) that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. If an Event of Default specified in clause (f) or (g) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (x) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “—Modification and Waiver.”

The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

Officers of the Company must certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company’s and its Restricted Subsidiaries’ performance under the Indenture and that, to their knowledge, the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Consolidation, Merger and Sale of Assets

The Company will not consolidate or merge with or into any other entity, or sell, lease or convey all or substantially all of its assets to any other entity in any one or more transactions unless the following conditions are met:

(1) the resulting, surviving or transferee Person (the “Surviving Entity”) is organized under the laws of the United States of America or any state or the District of Columbia, the Bahamas, Barbados, Bermuda, the British Virgin Islands, the Cayman Islands, any of the Channel Islands or the Netherlands Antilles and the Surviving Entity (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the Company’s obligations under the Notes and the Indenture;

(2) immediately after giving effect to the transaction (and treating any indebtedness which becomes an obligation of the Surviving Entity or any Restricted Subsidiary as a result of such transaction as having been incurred by such Surviving Entity or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default under the Indenture may have occurred and be continuing;

(3) immediately after giving effect to the transaction (and treating any indebtedness which becomes an obligation of the Surviving Entity or any Restricted Subsidiary as a result of such transaction as having been incurred by such Surviving Entity or such Restricted Subsidiary at the time of such transaction), either (a) the Surviving Entity would be able to incur at least $1.00 of Indebtedness under the Fixed Charge Coverage Ratio described above under “Limitation on Indebtedness,” determined on a pro forma basis as if such transaction had occurred at the beginning of the immediately preceding four-quarter period; or (b) the Fixed Charge Coverage Ratio for the Surviving Entity, determined on a pro forma basis (including Pro Forma Cost Savings) as if such transaction had occurred at the beginning of the immediately preceding four-quarter period, would be greater than the actual Fixed Charge Coverage Ratio for the Company for the most recently completed four-quarter period prior to the transaction;

(4) if the Surviving Entity is organized in a jurisdiction other than (a) the United States or any state or the District of Columbia, the Bahamas, Barbados, Bermuda, the British Virgin Islands, the Cayman Islands, any of the Channel Islands or the Netherlands Antilles or (b) the jurisdiction in which the predecessor obligor on the Notes was organized immediately before the transaction, then: (i) the obligations of the Surviving Entity relating to the Notes and under the Indenture must be enforceable under the laws of the new jurisdiction, subject to customary exceptions; (ii) the U.S. federal income tax status of the holders of the Notes must not be adversely affected; and (iii) the Surviving Entity must agree in writing (x) to submit to jurisdiction and appoint an agent for service of process each under the same terms as the predecessor obligor had been required and (y) that all payments on the Notes will be made without withholding or deduction for taxes unless required by law and, if required by law, to pay the additional amounts necessary so that the net amount received by the Holders will not be less that the amount they would have received in the absence of any such withholding or deduction; provided that the Board of Directors of the Surviving Entity must determine in good faith that the transaction will not have a material adverse effect on the Holders of Notes; and

(5) the Company must deliver to the Trustee an Officers’ Certificate and Opinion of Counsel, in each stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

If the Company is not the Surviving Entity and the transaction meets the above conditions, the Surviving Entity will be substituted for the Company and after that the Company will no longer have any obligations under the Indenture or the Notes except in the case of a conveyance, transfer or lease to an Affiliate of the Company or a lease of substantially all of the assets of the Company.

Notwithstanding the foregoing, if the Company effects a consolidation, merger or sale, conveyance, assignment, transfer, lease or other disposition of substantially all of its assets, the condition set forth in clause (3) of the paragraph above shall not apply to a transaction involving a Surviving Entity which is otherwise subject to the foregoing provisions if: (A) (i) the Surviving Entity (1) was formed for the purpose of effecting such transaction, (2) did not engage in any business prior to such transaction, (3) immediately prior to such transaction had no indebtedness or liabilities, contingent or otherwise, of any kind whatsoever, (4) immediately after such transaction had no additional “indebtedness” or “liabilities,” contingent or otherwise, of any kind whatsoever in excess of that which the Company had immediately prior to such transaction and (5) immediately after such transaction was engaged in the same business as the Company was engaged in immediately prior to such transaction, and (ii) the holders of the outstanding voting shares of the Company immediately prior to the transaction own, directly or indirectly, the outstanding voting shares of the Surviving Entity immediately after the transaction in substantially the same proportion as before the transaction; or (B) the merger was affected solely in connection with a reincorporation of the Company.

Defeasance

Defeasance and Discharge. The Indenture provides that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 90th day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

(A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes,

(B) the Company has delivered to the Trustee (1) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of its option under this “Defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (2) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 90 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law,

(C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 90th day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound and

(D) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

Defeasance of Certain Covenants and Certain Events of Default. The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clause 3 under “Consolidation, Merger and Sale of Assets” and all the covenants described herein under “Covenants,” clause (h) under “Events of Default” with respect to such clause 3 under “Consolidation, Merger and Sale of Assets,” clause (c) under “Events of Default” with respect to such other covenants and clauses (d) and (e) under “Events of Default” shall be deemed not to be Events of Default upon, among other things,

•	the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on their Stated Maturity,

•	the satisfaction of the provisions described in clauses (B)(2), (C) and (D) of the preceding paragraph and

•	the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders (i) will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of such covenants and Events of Default and (ii) will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

Modification and Waiver

The Indenture may be amended, without the consent of any Holder, to:

(1) cure any ambiguity, defect, mistake or inconsistency in the Indenture;

(2) comply with the provisions described under “Consolidation, Merger and Sale of Assets” or “Limitation on Issuances of Guarantees by Restricted Subsidiaries”;

(3) comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(4) evidence and provide for the acceptance of appointment by a successor Trustee;

(5) make any change that, in the good faith opinion of the Board of Directors, does not materially and adversely affect the rights of any Holder;

(6) secure the Notes;

(7) provide for uncertificated notes in addition to or in replacement of certificated notes; or

(8) conform the text of the Indenture or the Notes to any provision of the “Description of the Notes” contained in the confidential offering memorandum, dated September 21, 2004, relating to the Restricted Bonds.

Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(2) reduce the principal amount of, or premium, if any, or interest on, any Note;

(3) change the optional redemption dates or optional redemption prices of the Notes from that stated under the caption “Optional Redemption;”

(4) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note;

(5) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note;

(6) waive a default in the payment of principal of, premium, if any, or interest on the Notes; or

(7) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Concerning the Trustee

Except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Definitions

Set forth below are defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for other capitalized terms used in this “Description of the Exchange Bonds” for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with an acquisition of such Person’s assets.

“Acquisition” means the acquisition by the Company of 100% of the capital stock of Fresh International Corp., a Delaware corporation, Fresh Advantage, Inc., a Virginia corporation, RediCut Foods, Inc., an Illinois corporation, and K.C. Salad Holdings, Inc., a Missouri corporation, from Performance Food Group Company, a Tennessee corporation, pursuant to a purchase agreement, dated February 22, 2005, among the Company, Chiquita Brands L.L.C., a Delaware limited liability company, and Performance Food Group Company.

“Adjusted Consolidated Net Tangible Assets” means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), after deducting therefrom (1) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP.

“Affiliate” of any specified individual or entity, means (i) any other individual or entity who directly or indirectly controls or is controlled by or is under direct or indirect common control with the specified individual or entity or (ii) any individual or entity that beneficially owns 10% or more of the voting power of the Company’s Equity Interests (exclusive of any individual or entity that is permitted to report such ownership pursuant to Schedule 13G under the Securities Exchange Act of 1934). For the purposes of this definition, “control” of an entity means having the power to direct the management and policies of the entity directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Asset Sale” means:

(1) the sale, conveyance or other disposition of any assets, other than sales or leases of inventory or other assets in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the terms of the Indenture described above under the caption “—Repurchase of Notes upon a Change of Control” and/or the provisions described above under the caption “—Consolidation, Merger and Sale of Assets” and not by the provisions of the “Limitation on Asset Sales” covenant; or

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries, other than such an issuance or sale to the Company or one or more of its Restricted Subsidiaries (other than director’s qualifying shares or shares required by applicable law to be held by a person other than the Company or a Restricted Subsidiary).

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million or in which the Company receives aggregate consideration of less than $5.0 million;

(2) a transfer of assets between or among the Company and any one or more of its Restricted Subsidiaries;

(3) an issuance or transfer of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Restricted Payments”;

(5) sales or other dispositions of assets or Equity Interests that comply with clause (1) of the first paragraph of the covenant entitled “Limitation on Asset Sales,” to the extent such sales or dispositions constitute “Permitted Investments”;

(6) disposals or replacement of obsolete or worn-out equipment;

(7) sale-leaseback transactions with ships, trucks, containers or other similar equipment purchased by the Company or its Restricted Subsidiaries from a Person other than the Company or one of its Subsidiaries within 120 days of such sale-leaseback transaction;

(8) the sale or discount of accounts receivable in the ordinary course of business and the sale or transfer of Receivables Related Assets in connection with a Qualified Receivables Transaction; and

(9) the surrender or waiver of contract rights or the settlement, release, or surrender of contract, tort or other claims.

“Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Board of Directors” means, with respect to any Person, the Board of Directors, Board of Managers or similar governing body of such Person or any duly authorized committee of such Board of Directors.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Change of Control” means an event or series of events by which any of the following occurs:

(1) any “Person” is or becomes the “beneficial owner” directly or indirectly, of more than 50% of the total voting power of all outstanding classes of voting capital stock of the Company;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3) on any date, a majority of the Company’s Board of Directors does not consist of Persons (a) who were directors at the Closing Date (“Continuing Directors”) or (b) whose election or nomination as directors was approved by at least  2/3 of the directors then in office who are Continuing Directors or whose election or nomination was previously so approved. In the definition of Change of Control, “Person” has the same meaning given to it in Sections 13(d) and 14(d) of the Exchange Act, and “beneficial owner” or “beneficially owned” have the same meaning given to these terms in Rules l3d-3 and l3d-5 under the Exchange Act, except that a Person is deemed to have “beneficial ownership” of all shares that Person has the right to acquire, whether the right is exercisable immediately or only after the passage of time.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Closing Date” means the date on which the Notes are originally issued under the Indenture.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus without duplication:

(1) an amount equal to any provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Fixed Charges of such Person and its Restricted Subsidiaries to the extent deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses, write-downs (including asset impairment charges resulting from the application of SFAS No. 142), charges or accruals of such Person and its Restricted Subsidiaries (excluding such non-cash expense to the extent it represents an accrual or reserve for cash payments in any future period) for such period to the extent that such depreciation, amortization and other non-cash expenses, write-downs, charges or accruals were deducted in computing such Consolidated Net Income; minus

(4) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that: (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof; (2) the cumulative effect of a change in accounting principles, any extraordinary gains or losses and any gains or losses realized in connection with an asset sale (including disposals of discontinued operations) shall be excluded; and (3) solely for the purposes of determining Consolidated Cash Flow, any net after-tax income or loss from discontinued operations shall be excluded.

Notwithstanding the foregoing, for purposes of clause (3) of the covenant described under “Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income that portion, if any, of the Net Income of any Restricted Subsidiary that is not permitted, directly or indirectly, to be paid by way of dividend, distribution or loan to stockholders of such Subsidiary by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders; provided that the foregoing shall not apply to restrictions that are permitted by clause (1) or (5) of the second paragraph of the “Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.”

“Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of the Closing Date, by and among Chiquita Brands L.L.C., as Borrower, the Company, each of the lenders party thereto from time to time, Wachovia Bank, National Association, as Administrative Agent, Swing Line Lender and an L/C Issuer, Morgan Stanley Senior Funding, Inc., as Syndication Agent and Co-Lead Arranger, Wachovia Capital Markets, LLC, as Co-Lead Arranger and Goldman Sachs Credit Partners L.P., as Documentation Agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Credit Facilities” means one or more debt facilities, commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or similar obligations or issuances of notes, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration by the Company and, if the value of such Designated Non-cash Consideration exceeds $5 million, pursuant to an Officers’ Certificate setting forth the Fair Market Value thereof.

“Disqualified Stock” means any Equity Interests that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes are or become due. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Equity Interests upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Equity Interests provide that the Company may not repurchase or redeem any such Equity Interests pursuant to such provisions until after the Company complies with the covenants described above under the captions “Repurchase of Notes upon a Change of Control” or “Limitation on Asset Sales.”

“Equity Interests” means capital stock, limited liability company interests, partnership interests or other equity interests or equity securities, and all warrants, options or other rights to acquire such securities (but excluding any debt security that is convertible into, or exchangeable for, such equity interests or equity securities).

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, provided that any transaction involving consideration of $10 million or more, the Fair Market Value shall be determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings and net payments, if any, pursuant to Hedging Obligations; plus (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus (3) the aggregate amount of interest in respect of Indebtedness that is Guaranteed or secured by the assets of the Company or its Restricted Subsidiaries; plus (4) the product of (a) all dividend payments, on any series of preferred stock of such Person or any of its Restricted Subsidiaries (other than (x) dividend payments to the Company or its Restricted Subsidiaries or (y) dividend payments on such preferred stock payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person) times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, redeems, repays or acquires any Indebtedness or issues, redeems or acquires preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, redemption, repayment or acquisition of Indebtedness, or such issuance, redemption or acquisition of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through the purchase of assets or stock, mergers, liquidations or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be calculated on a pro forma basis (including Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter reference period; (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date.

“Fleet Assets” means ocean going vessels and related equipment and machinery owned by the Company or any of its Restricted Subsidiaries and any assets related thereto, including the stock of any Restricted Subsidiary the principal assets of which consist of Fleet Assets.

“Food-Related Businesses” means businesses or operations involving food or food products, including any business related, ancillary or complementary thereto; provided that if in the case of any business acquired or joint venture entered into by the Company or any of its Restricted Subsidiaries after the Closing Date, such business or joint venture is primarily engaged in one or more Food-Related Businesses, then such acquired business or joint venture shall be deemed to be engaged in Food-Related Businesses.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of September 28, 2004, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (1) the amortization or write-off of any expenses incurred in connection with the Transactions and the offering of the Notes and the application of the proceeds therefrom and any costs or expenses incurred by the Company in connection with the tender and consent solicitation for the Company’s 10.56% Senior Notes due 2009 and the write-off of any debt issuance costs in connection therewith and (2) except as otherwise provided, the amortization or write-off of any amounts required or permitted by Statement of Financial Accounting Standards Nos. 141 and 142.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and (2) other agreements or arrangements designed to protect against fluctuations in interest rates, currency exchange rates or specific financial and other similar risks (including commodity risks).

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, contingent or otherwise, in respect of:

(1) borrowed money;

(2) bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) or similar obligations (such as bank Guarantees), entered into in the ordinary course of business of such Person (and not for borrowed money) to the extent such letters of credit or similar obligations are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement;

(3) banker’s acceptances;

(4) Capital Lease Obligations;

(5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) any Hedging Obligations, other than Hedging Obligations incurred in the ordinary course of business for the purpose of fixing or hedging interest rate risk, foreign currency risk or specific financial and other similar risks (including commodity risks) and not for speculative purposes;

if and to the extent any of the preceding (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) (the amount of such Indebtedness as of any date being deemed to be the lesser of the value of such property or assets as of such date or the principal amount of such Indebtedness of such other Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person.

“Intercompany Debt Obligations” means any Indebtedness of the Company or any of its Restricted Subsidiaries which is owed to the Company or any of its Restricted Subsidiaries.

“Investment Grade” means (1) BBB- or above, in the case of S&P (or its equivalent under any successor Rating Categories of S&P) and Baa3 or above, in the case of Moody’s (or its equivalent under any successor Rating Categories of Moody’s), or (2) the equivalent in respect of the Rating Categories of any other Rating Agencies, in each case, without regard to outlook.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, to the extent that such items are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that the advancement of funds by the Company or any of its Restricted Subsidiaries in the ordinary course of business to growers or suppliers of food-related products as advances against payment for such products shall not constitute an Investment. “Investments” shall also include (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (2) the retention of the Equity Interests (or any other Investment) by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary. For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant, the amount of or a reduction in an Investment shall be equal to the Fair Market Value thereof at the time such Investment is made or reduced.

“Lien” means any mortgage, lien, pledge, security interest, conditional sale or other title retention agreement, charge or other security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof; any option or other agreement to sell or give a security interest therein and any filing of, or agreement to file, any financing statement under the Uniform Commercial Code (or equivalent statutes of any jurisdiction).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale, means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions, any tax sharing arrangements and amounts used to repay Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP; and

(b) with respect to any issuance or sale of Equity Interests, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Offer to Purchase” means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

(1) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

(2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Payment Date”);

(3) that any Note not tendered will continue to accrue interest pursuant to its terms;

(4) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples of $1,000.

On the Payment Date, the Company shall (a) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples of $1,000. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

“Permitted Indebtedness” means Indebtedness that falls into any of the following categories:

(1) Indebtedness of the Company or any of its Restricted Subsidiaries outstanding on the Closing Date;

(2) the Notes;

(3) Indebtedness under Credit Facilities outstanding at any time in an aggregate amount not to exceed $650.0 million, less the amount of Receivables Program Obligations then outstanding;

(4) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund (which shall include extensions, renewals, deferrals, amendments, supplements and modifications), then outstanding Indebtedness (other than Indebtedness outstanding under clause (3), (5), (6), (7), (8), (9), (10), (11), (12) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that (a) Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (4) if (x) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes, (b) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded and (c) such new Indebtedness is Incurred by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness to be refinanced or refunded; provided that Indebtedness of a Restricted Subsidiary may be refinanced by such Restricted Subsidiary or any other Restricted Subsidiary;

(5) Intercompany Debt Obligations between or among the Company and any of its Restricted Subsidiaries; provided that any Intercompany Debt Obligations of the Company incurred after the Closing Date other than in connection with Refinancing Indebtedness must be evidenced by an intercompany note; provided further that (i) any subsequent issuance or transfer of any Equity Interests that results in such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (ii) any sale or other transfer of such Indebtedness to a Person other than the Company or a Restricted Subsidiary shall each be deemed to be an incurrence of Indebtedness by the obligor if and to the extent that it is the Company or a continuing Restricted Subsidiary of the Company;

(6) Guarantees by a Restricted Subsidiary of Indebtedness of an unrelated third party which is involved in a commercial relationship with the Company or a Restricted Subsidiary in the ordinary course of business, such as a supplier, customer or service-provider; provided that (a) the Company has not guaranteed it and is not otherwise legally liable for it, (b) the indebtedness guaranteed under this clause does not exceed an aggregate amount outstanding at any time of $15 million, and (c) the proceeds of the underlying Indebtedness are or have been used by the borrower in Food-Related Businesses;

(7) Indebtedness of the Company or any of its Restricted Subsidiaries secured by Liens on the Fleet Assets and refinancings thereof in an aggregate amount outstanding at any time not to exceed $90.0 million;

(8) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate amount outstanding at any time not to exceed $75 million;

(9) Indebtedness represented by Guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred;

(10) Indebtedness of the Company or any Restricted Subsidiary consisting of Guarantees, indemnities, or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets (other than Guarantees of Indebtedness by any Person acquiring such assets for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Company in connection with such disposition;

(11) Indebtedness of the Company or any of its Restricted Subsidiaries in respect to performance bonds, bankers’ acceptances, workers compensation claims, surety or appeal bonds payment obligations in connection with self-insurance or similar obligations and bank overdrafts; and

(12) Receivables Program Obligations.

“Permitted Investments” means, for any Person, Investments made on or after the Closing Date consisting of:

(1) Investments by the Company, or by a Restricted Subsidiary thereof, in the Company or a Restricted Subsidiary or in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary thereof;

(2) Temporary Cash Investments;

(3) an Investment that is made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to, and in compliance with, the covenant “Limitation on Asset Sales”;

(4) Investments consisting of (a) loans and advances to employees for reasonable travel, relocation and business expenses in the ordinary course of business not to exceed $5 million in the aggregate at any one time outstanding and (b) loans to employees of the Company or its Restricted Subsidiaries for the sole purpose of purchasing equity of the Company not to exceed $5 million in the aggregate at any one time outstanding;

(5) Investments existing on the Closing Date;

(6) Investments of the Company or any Restricted Subsidiary in connection with Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk or foreign currency risk and not for speculative purposes;

(7) Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(8) Investments in suppliers or customers that are received in bankruptcy, receivership or similar proceedings or as a result of foreclosure on a secured Investment in a third party received in exchange for or cancellation of an existing obligation of such supplier or customer to the Company or a Restricted Subsidiary;

(9) Investments paid for solely with Equity Interests (other than Disqualified Stock) of the Company;

(10) Investments in any Person (other than an Unrestricted Subsidiary) in an aggregate amount, as valued at the time each such Investment is made, not to exceed 10% of Total Assets at such time, so long as such Investments are in a Food-Related Business;

(11) Investments represented by Guarantees in an aggregate amount not to exceed $15 million;

(12) deposits required by government agencies, public utilities or suppliers in the ordinary course of business;

(13) prepaid expenses incurred in the ordinary course of business;

(14) extensions of trade credit in the ordinary course of business recorded as accounts receivable;

(15) Investments made in connection with a Qualified Receivables Transaction; and

(16) Investments (other than Investments specified in clauses (1) through (15) above) in an aggregate amount, as valued at the time each such Investment is made, not to exceed $25 million at any time after the Closing Date.

“Permitted Liens” means Liens that fit into any of the following categories:

(1) any Liens on assets of the Company or any Restricted Subsidiary existing on the Closing Date other than Liens securing the Credit Agreement;

(2) Liens on assets acquired after the Closing Date that were existing at the time of the acquisition by the Company or any Restricted Subsidiary thereof; provided such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other assets;

(3) Liens on assets to secure the purchase price of assets to be acquired, which Liens cover only the assets acquired with such Indebtedness;

(4) Liens securing Indebtedness (including Hedging Obligations with respect thereto) in an aggregate amount not to exceed the greater of (x) $650.0 million and (y) an amount equal to the Secured Debt Cap on the date on which such Lien is to be incurred, in each case less the amount of Receivables Program Obligations then outstanding;

(5) Liens on an entity or its assets existing at the time the entity becomes a Restricted Subsidiary or is merged with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of its assets; provided that such Liens were in existence prior to the contemplation of such acquisition or merger and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary or is merged with the Company;

(6) statutory liens of landlords and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens (a) arising in the ordinary course of business and (b) for amounts not overdue for more than 90 days or being contested in good faith by appropriate proceedings;

(7) judgment Liens and other similar Liens arising in the ordinary course of business, provided that (a) the enforcement of the Liens is stayed, (b) the claims secured by the Liens are being actively contested, in good faith and by appropriate proceedings; and (c) the judgment would not otherwise constitute a Default or Event of Default under the Indenture;

(8) Liens securing Intercompany Debt Obligations;

(9) Liens for taxes, assessments or governmental charges not yet due and payable or being contested in good faith, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(10) Liens on property of a foreign Restricted Subsidiary to secure Indebtedness of that foreign Restricted Subsidiary that is otherwise permitted under the terms of the Notes;

(11) Liens on foreign bank accounts in accordance with customary banking practice;

(12) easements, rights-of-way, restrictions and other similar encumbrances to the extent they are incurred in the ordinary course of business;

(13) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(14) deposits and other Liens to secure letters of credit and bank Guarantees and the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other similar obligations incurred in the ordinary course of business;

(15) Liens granted after the Closing Date on assets of the Company or its Restricted Subsidiaries created in favor of the holders of the Notes;

(16) Liens on the Fleet Assets securing Indebtedness in an aggregate amount not to exceed (a) $90 million plus (b) an amount equal to the amount of Indebtedness outstanding on the Closing Date secured by Liens on the Fleet Assets to the extent such Indebtedness has been repaid and/or refinanced after the Closing Date with Indebtedness incurred by the Company or any Restricted Subsidiary which is not so secured by Liens on the Fleet Assets;

(17) judgment liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been terminated or the period within which such proceedings may be initiated shall not have expired;

(18) Liens to secure Hedging Obligations incurred in the ordinary course of business for the purpose of fixing or hedging interest rate risk, foreign currency risk or financial and other similar risks (including commodity risks); provided that with respect to Hedging Obligations with respect to Indebtedness such Liens do not extend to property or assets other than the property or assets securing such Indebtedness;

(19) Liens in favor of customs and revenue authorities arising as a matter of law to serve as payment of custom duties in connection with the importation of goods;

(20) leases, subleases or licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(21) Liens arising from the filing of Uniform Commercial Code financing statements regarding leases;

(22) Liens in favor of the Company or a Restricted Subsidiary;

(23) Liens on Receivables Program Assets securing Receivables Program Obligations;

(24) Liens securing Indebtedness which is incurred to refinance secured Indebtedness; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; and

(25) Liens not otherwise permitted by clauses (1) through (24) above which at any time secure Indebtedness in an amount up to $75 million.

“Person” means an individual, a corporation, a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and related adjustments that are directly attributable to an acquisition that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date, and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the date of the Indenture and are described in a certificate delivered to the Trustee from the Company’s Chief Financial Officer that outlines the specific actions taken and the net cost savings achieved or to be achieved from each such action.

“Purchase Money Note” means a promissory note evidencing the obligation of a Receivables Subsidiary to pay the purchase price for Receivables or other indebtedness to the Company or to any other Seller in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than cash required to be held as reserves pursuant to Receivables Documents, amounts paid in respect of interest, principal and other amounts owing under Receivables Documents and amounts paid in connection with the purchase of newly generated Receivables.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any Subsidiary of the Company pursuant to which the Company or any such Subsidiary may sell, convey or otherwise transfer to a Receivables Subsidiary (in the case of a transfer by the Company or any other Seller) and any other person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any Receivables Program Assets (whether existing on the Closing Date or arising thereafter); provided that:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of a Receivables Subsidiary or Special Purpose Vehicle (i) is guaranteed by the Company or any other Seller (excluding Guarantees of obligations pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Seller in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Seller, directly or indirectly, contingently or otherwise, to the satisfaction of obligations incurred in such transactions, other than pursuant to Standard Securitization Undertakings;

(b) neither the Company nor any other Seller has any material contract, agreement, arrangement or understanding with a Receivables Subsidiary or a Special Purpose Vehicle (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Seller than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(c) the Company and the other Sellers do not have any obligation to maintain or preserve the financial condition of a Receivables Subsidiary or a Special Purpose Vehicle or cause such entity to achieve certain levels of operating results.

“Rating Agencies” means (1) S&P and Moody’s or (2) if S&P or Moody’s or both of them are not making ratings publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Company, which will be substituted for S&P or Moody’s or both, as the case may be.

“Rating Category” means (1) with respect to S&P, any of the following categories (any of which may include a “+” or “-”): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories), (2) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories), and (3) the equivalent of any such categories of S&P or Moody’s used by another Rating Agency, if applicable.

“Rating Decline” means (i) a decrease of one or more graduations (including graduations within Rating Categories as well as between Rating Categories) in the rating of the Notes by either Moody’s or S&P or (ii) a withdrawal of the rating of the Notes by Moody’s or S&P, in each case, directly as a result of a Change of Control; provided, however, that such decrease or withdrawal occurs on, or within 90 days following the date of public notice of the occurrence of a Change of Control or of the intention by the Company or a stockholder of the Company to effect a Change of Control, which period shall be extended so long as the rating of the Notes relating to the Change of Control as noted by the Rating Agency is under publicly announced consideration for downgrade by the applicable Rating Agency.

“Receivables” means all rights of the Company or any other Seller to payments (whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest or finance charges), which rights are identified in the accounting records of the Company or such Seller as accounts receivable.

“Receivables Documents” means:

(a) a receivables purchase agreement, pooling and servicing agreement, credit agreement, agreements to acquire undivided interests or other agreement to transfer, or create a security interest in, Receivables Program Assets, in each case as amended, modified, supplemented or restated and in effect from time to time and entered into by the Company, another Seller and/or a Receivables Subsidiary, and

(b) each other instrument, agreement and other document entered into by the Company, any other Seller or a Receivables Subsidiary relating to the transactions contemplated by the agreements referred to in clause (a) above, in each case as amended, modified, supplemented or restated and in effect from time to time.

“Receivables Program Assets” means:

(a) all Receivables which are described as being transferred by the Company, another Seller or a Receivables Subsidiary pursuant to the Receivables Documents;

(b) all Receivables Related Assets; and

(c) all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses.

“Receivables Program Obligations” means:

(a) notes, trust certificates, undivided interests, partnership interests or other interests representing the right to be paid a specified principal amount for the Receivables Program Assets; and

(b) related obligations of the Company, a Subsidiary of the Company or a Special Purpose Vehicle (including, without limitation, rights in respect of interest or yield, breach of warranty claims and expense reimbursement and indemnity provisions).

“Receivables Related Assets” means:

(a) any rights arising under the documentation governing or relating to Receivables (including rights in respect of liens securing such Receivables and other credit support in respect of such Receivables);

(b) any proceeds of such Receivables and any lockboxes or accounts in which such proceeds are deposited;

(c) spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with a Qualified Receivables Transaction;

(d) any warranty, indemnity, dilution and other intercompany claim arising out of Receivables Documents; and

(e) other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivables Subsidiary” means a special purpose Wholly Owned Subsidiary of the Company created in connection with the transactions contemplated by a Qualified Receivables Transaction, which Subsidiary engages in no activities other than those incidental to such Qualified Receivables Transaction and which is designated as a Receivables Subsidiary by the Company’s Board of Directors. Any such designation by the Company’s Board of Directors shall be evidenced by filing with the Trustee a Board Resolution of the Company giving effect to such designation and an Officers’ Certificate certifying, to the best of such officers’ knowledge and belief after consulting with counsel, such designation, and the transactions in which the Receivables Subsidiary will engage, comply with the requirements of the definition of Qualified Receivables Transaction.

“Replacement Assets” means, on any date, property or assets (other than current assets) of a nature or type or that are used in a business (or an Investment in a company having property or assets of a nature or type, or engaged in a business) similar or related or complementary to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on such date.

“Restricted Investment” means an Investment made after September 28, 2004 other than Permitted Investments.

“Restricted Payment” means the Company or any of its Restricted Subsidiaries, directly or indirectly, does any of the following: (1) either (a) declares or pays any dividend on or makes any distribution in respect of its Equity Interests or to the direct or indirect holders of its Equity Interests in their capacity as such (other than dividends or distributions payable in its Equity Interests (other than Disqualified Stock) or to the Company or any of its Restricted Subsidiaries), or (b) purchases, redeems or retires for value Equity Interests of the Company or any of its Restricted Subsidiaries (other than Equity Interests owned by the Company or any of its Restricted Subsidiaries); (2) makes any principal payment on or with respect to, or redeems, repurchases, defeases or otherwise acquires or retires for value prior to its scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness that is subordinated to the Notes or any Subsidiary Guarantee or (3) makes any Restricted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, and its successors.

“Secured Debt Cap” means, on any date, an amount equal to 3.0 times the Consolidated Cash Flow of the Company and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which financial statements are available immediately preceding such date. For purposes of making the computation referred to above, (1) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations, since the beginning of the four-quarter period referred to above, shall be calculated on a pro forma basis (including Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter period and Consolidated Cash Flow for such four-quarter period and (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of since the beginning of the four-quarter period referred to above, shall be excluded.

“Seller” means the Company or any Subsidiary of the Company (other than a Receivables Subsidiary) which is a party to a Receivables Document.

“Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (1) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

“Special Purpose Vehicle” means a trust, partnership or other special purpose Person established by the Company and/or any of its Subsidiaries to implement a Qualified Receivables Transaction.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which, in the good faith judgment of the Board of Directors of the appropriate company, are reasonably customary in an accounts receivable transactions.

“Stated Maturity” means, (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subsidiary” means, with respect to any Person, any corporation or other entity more than fifty percent (50%) of whose Equity Interests having by the terms thereof, at that time, ordinary voting power to elect a majority of the directors (or comparable positions) of such entity is at the time owned by such Person directly or indirectly through Subsidiaries.

“Temporary Cash Investments” means

(1) investments in marketable direct obligations issued or guaranteed by the United States of America, or of any governmental agency or political subdivision thereof, maturing within 18 months of the date of purchase;

(2) investments in certificates of deposit issued by a bank organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital and unimpaired surplus totaling more than $500,000,000 and rated at least A by S&P and A-2 by Moody’s (any such bank, an “Approved Bank”) maturing within 365 days of purchase;

(3) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (1) and (2) above entered into with any Approved Bank;

(4) commercial paper or finance company paper issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-1 by S&P and P-2 by Moody’s, or A by S&P and A-2 by Moody’s, in each case maturing within 365 days of purchase;

(5) Investments not exceeding 365 days in duration in money market funds that invest substantially all of such funds’ assets in the Investments described in the preceding clauses (1) through (4); and

(6) in the case of the Company’s non-U.S. Restricted Subsidiaries, short-term investments made in the ordinary course of business.

“Total Assets” at any time means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), as set forth on the most recent available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP.

“Transactions” means the Acquisition, entering into the Credit Agreement, issuance of the Notes and the application of the proceeds of the issuance of the Notes and the term loan borrowings under the Credit Agreement to finance a portion of the purchase price for the Acquisition and related fees and expenses.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Equity Interests of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “incurrence” of such Indebtedness and an “Investment” by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on Restricted Payments” covenant and (C) if applicable, the incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the “Limitation on Indebtedness” and “Limitation on Restricted Payments” covenants. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if incurred at such time, have been permitted to be incurred (and shall be deemed to have been incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Warrant Agreement” means that certain Warrant Agreement, dated as of March 19, 2002, by and between the Company and American Security Transfer Company, Limited Partnership, as Warrant Agent.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding capital stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

Book-Entry Delivery and Form

Except as described below, the Exchange Bonds will be initially represented by one or more global bonds (“Global Bonds”) in fully registered form without interest coupons. The Global Bonds will be deposited with the Trustee, as custodian for DTC, and DTC or its nominee will initially be the sole registered holder of the Exchange Bonds for all purposes under the Indenture. We expect that, pursuant to procedures established by DTC, (i) upon the issuance of Global Bonds, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Bonds to the respective accounts of persons who have accounts with such depositary, and (ii) ownership of beneficial interests in the Global Bonds will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Bonds will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders of Exchange Bonds may hold their interests in the Global Bonds directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the Global Bonds, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Bonds represented by such Global Bonds for all purposes under the Indenture. No beneficial owner of an interest in the Global Bonds will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indenture with respect to the Exchange Bonds.

Payments of the principal of, premium (if any) and interest on the Global Bonds will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium (if any), or interest on the Global Bonds, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Bonds as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Bonds held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds.

So long as DTC or its nominee is the registered owner or holder of such Global Bonds, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Bonds represented by such Global Bonds for the purposes of receiving payment on the Exchange Bonds, receiving notices and for all other purposes under the Indenture and the Exchange Bonds. Beneficial interests in the Global Bonds will be evidenced only by, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as provided below, owners of beneficial interests in a Global Bond will not be entitled to receive physical delivery of certificated Exchange Bonds in definitive form and will not be considered the holders of such Global Bond for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Bond must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder of Exchange Bonds under the Indenture. We understand that under existing industry practices, in the event that we request any action of holders of Exchange Bonds or that an owner of a beneficial interest in a Global Bond desires to give or take any action that a holder of Exchange Bonds is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of the beneficial owners owning through them.

DTC has advised us that it will take any action permitted to be taken by a holder of Exchange Bonds only at the direction of one or more participants to whose account the DTC interests in the Global Bonds are credited and only in respect of such portion of the aggregate principal amounts of Exchange Bonds as to which such participant or participants has or have been given such direction.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Bonds among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither us nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Exchange Bonds will be issued in physical form and delivered to each person that DTC identifies as a beneficial owner of the related Exchange Bonds only if (i) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Bonds and we thereupon fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act, (ii) we, at our option, notify the Trustee in writing that we elect to cause the issuance of Exchange Bonds in certificated form or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Exchange Bonds. Upon any such exchange, certificated Exchange Bonds shall be registered in the names of the beneficial owners of the Global Bonds, which names shall be provided by DTC’s relevant participants (as identified by DTC) to the Trustee.

Registration Rights

We are making the exchange offer to satisfy your registration rights, as a holder of the Restricted Bonds. The following description of certain material provisions of the registration rights agreement is a summary only. Because this section is a summary, it does not describe every aspect of the registration rights agreement. This summary is subject to and qualified in its entirety by reference to all the provisions of the registration rights agreement, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Pursuant to the registration rights agreement, we agreed, for the benefit of the holders of the Restricted Bonds, at our cost to:

•	use our reasonable best efforts to file a registration statement for Exchange Bonds with identical terms to the Restricted Bonds except that the Exchange Bonds will not contain terms with respect to transfer restrictions and registration rights and will not provide for the payment of additional interest under the circumstances described below;

•	use our reasonable best efforts to cause the exchange offer registration statement to be declared effective and to remain effective until the closing of the exchange offer; and

•	use our reasonable best efforts to cause the exchange offer to be consummated not later than 60 days following the effectiveness of the exchange offer registration statement.

Shelf Registration

If:

(1) we determine that we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or applicable interpretations of the staff of the SEC; or

(2) the exchange offer has been consummated and in the opinion of counsel for the placement agents of the Restricted Bonds, a registration statement must be filed and a prospectus must be delivered by the placement agents in connection with any offer or sale of the Exchange Bonds; or

(3) the exchange offer is not consummated, for any other reason, within 210 days of June 28, 2005 (January 24, 2006)

we will, in addition to or instead of effecting the registration of the Exchange Bonds pursuant to the exchange offer registration statement, as the case may be,

(1) use our reasonable best efforts to file with the SEC, as soon as practicable after the determination, notice of opinion of counsel, or date described above, a shelf registration statement covering resales of the Restricted Bonds;

(2) use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act;

(3) use our reasonable best efforts to keep the shelf registration statement effective until the expiration of the period referred to in Rule 144(k) under the Securities Act, or such shorter period of time that will terminate when all of the securities covered by such registration statement have been sold; and

(4) supplement or amend the shelf registration statement if required by the rules and regulations applicable to the shelf registration or if reasonably requested by a holder of Restricted Bonds with respect to information relating to such holder, and use our reasonable best efforts to cause any such amendment to become effective and such shelf registration to become usable as soon as thereafter practicable.

We will, in the event of the filing of a shelf registration statement, provide to each holder of Restricted Bonds that are covered by the shelf registration statement copies of the prospectus that is a part of the shelf registration statement and notify each holder when the shelf registration statement has become effective. A holder of Restricted Bonds that sells the Restricted Bonds pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus, to deliver information to be used in connection with the shelf registration, and to deliver a prospectus to purchasers, will be subject to the civil liability provisions under the Securities Act in connection with the sales and will be bound by the provisions of the registration rights agreement that are applicable to the holder, including indemnification obligations.

Additional Interest

In the event that the exchange offer is not consummated and a shelf registration statement is not declared effective on or prior to January 24, 2006, the annual interest rate borne by the Notes will be increased by .50%, to 9 3/8%. Once the exchange offer is consummated or a shelf registration statement is declared effective or upon the expiration of the time period referred to in Rule 144(k) under the Securities Act, the annual interest rate borne by the Notes shall be changed to again be 8 7/8%.

Governing Law

The registration rights agreement is governed by, and construed in accordance with, the laws of the State of New York.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the United States federal income tax consequences of the exchange offer to a holder of Restricted Bonds. This discussion is based upon current United States federal income tax law, which is subject to change, possibly with retroactive effect. This discussion does not address any state, local or foreign tax laws. Holders of Restricted Bonds are urged to consult their tax advisors regarding the United States federal, state, local and foreign income and other tax consequences of the exchange offer.

The exchange of Restricted Bonds for Exchange Bonds pursuant to the exchange offer will not constitute a “significant modification” of the Restricted Bonds for United States federal income tax purposes and, accordingly, the Exchange Bonds received will be treated as a continuation of the Restricted Bonds in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a holder who exchanges Restricted Bonds for Exchange Bonds pursuant to the exchange offer, and any such holder will not recognize gain or loss and will have the same adjusted tax basis and holding period in the Exchange Bonds as it had in the Restricted Bonds immediately before the exchange. A holder that does not exchange its Restricted Bonds for Exchange Bonds pursuant to the exchange offer will not recognize any gain or loss for United States federal income tax purposes upon consummation of the exchange offer.

To ensure compliance with Treasury Department Circular 230, holders of the Restricted Bonds are hereby notified that (A) any discussion of U.S. Federal tax issues in this prospectus is not intended or written to be used, and cannot be used, by holders of the Restricted Bonds for the purpose of avoiding penalties that may be imposed on such holders under the Internal Revenue Code, (B) any discussion of U.S. Federal tax issues in this prospectus is written to support the promotion or marketing of the transactions or matters addressed herein, and (C) and holders of the Restricted Bonds should seek advice based on their particular circumstances from an independent tax advisor.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Bonds for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those bonds. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of Exchange Bonds received in exchange for Restricted Bonds that had been acquired as a result of market-making or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer for use in connection with any such resale.

Notwithstanding the foregoing, we are entitled under the registration rights agreement to suspend the use of this prospectus by broker-dealers under specified circumstances.

If we suspend the use of this prospectus, the 180-day period referred to above will be extended by a number of days equal to the period of the suspension.

We will not receive any proceeds from any sale of Exchange Bonds by broker-dealers. Exchange Bonds received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on those bonds or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the Exchange Bonds. Any broker-dealer that resells Exchange Bonds received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the Exchange Bonds may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of Exchange Bonds and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to be admitting that it is an “underwriter” within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of its Restricted Bonds directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co., Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling bondholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the Exchange Bonds, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act or contribute to payments that they may be required to make in request thereof.

LEGAL MATTERS

The validity of the Exchange Bonds offered hereby will be passed upon for us by Robert W. Olson, Senior Vice President, General Counsel and Secretary of Chiquita Brands International, Inc. Mr. Olson presently holds, both directly and through employee benefit plans, shares and restricted shares of Chiquita common stock, and warrants and employee stock options to purchase shares of Chiquita common stock.

EXPERTS

Our consolidated financial statements as of December 31, 2004 (reorganized company) and 2003 (reorganized company) and for the years ended December 31, 2004 and 2003 (reorganized company), the nine months ended December 31, 2002 (reorganized company), and three months ended March 31, 2002 (predecessor company), and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated by reference in this prospectus, have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their reports dated March 11, 2005 and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of Fresh Express as of January 1, 2005 and January 3, 2004, and for the fiscal years ended January 1, 2005, January 3, 2004 and December 28, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We are subject to the information requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. We also furnish to our stockholders annual reports, which include financial statements audited by our independent certified public accountants and other reports that the law requires us to send to our stockholders. The public may read and copy any reports, proxy statements or other information that we file at the SEC’s public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.” You may obtain a copy of any of these documents, at no cost, by writing or telephoning us at the following address:

Chiquita Brands International, Inc.

250 East Fifth Street

Cincinnati, Ohio 45202

Attention: Investor Relations Department

Phone: (513) 784-6366

In order to obtain timely delivery, you must request the information no later than                     , 2005, which is five business days before the expiration date of this exchange offer.

INCORPORATION BY REFERENCE

We are incorporating by reference certain information that we file with the SEC under the informational requirements of the Exchange Act. The information contained in the documents we are incorporating by reference is considered to be part of this prospectus. We are incorporating by reference:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC on March 16, 2005;

•	Our quarterly report on Form 10-Q for the quarterly period ended March 31, 2005, filed with the SEC on May 10, 2005;

•	Our quarterly report on Form 10-Q for the quarterly period ended June 30, 2005, filed with the SEC on August 5, 2005;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 18, 2005;

•	Our current reports on Form 8-K filed with the SEC on January 12, 2005, January 18, 2005, February 23, 2005, February 24, 2005, February 28, 2005, March 18, 2005, April 4, 2005, April 12, 2005, April 26, 2005, May 19, 2005, June 2, 2005, June 7, 2005, June 15, 2005, June 27, 2005, July 1, 2005 (as amended by Form 8-K/A filed with the SEC on July 15, 2005), July 27, 2005 and August 3, 2005.

All documents that we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this exchange offer will be deemed to be incorporated by reference into this prospectus from the date of filing of such documents. These documents are or will be available for inspection or copying at the locations identified above under the caption “Available Information.”

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

Offer to Exchange

$225,000,000 Aggregate Principal Amount of

Senior Notes due 2015

that have been registered under

the Securities Act of 1933

for

Outstanding 8 7/8% Senior Notes due 2015

of

CHIQUITA BRANDS INTERNATIONAL, INC.

Prospectus

Dated                     , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The New Jersey Business Corporation Act provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

The indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law, or (c) resulted in receipt by the director or officer of an improper personal benefit.

Article Nine of the registrant’s Third Restated Certificate of Incorporation (the “Certificate”) provides directors and officers with the right to indemnification and advancement of expenses to the fullest extent not prohibited by the New Jersey Business Corporation Act. Directors and officers of the registrant are indemnified generally against expenses and liabilities incurred in connection with any proceedings, including proceedings by or on behalf of the registrant, relating to their service to or at the request of the registrant. However, no indemnification may be made if a final adjudication establishes that a person’s acts or omissions (a) breached the person’s duty of loyalty to the registrant or its shareholders, (b) were not in good faith or involved a knowing violation of the law, or (c) resulted in receipt by the person of an improper personal benefit. Article Nine of the Certificate also limits the liability of the registrant’s directors and officers, to the fullest extent permitted by the New Jersey Business Corporation Act, to the registrant or its shareholders for monetary damages for breach of any duty, except in the situations set forth in (a) through (c) above.

In addition, the registrant has obtained liability insurance coverage for its directors and officers, which insures against liabilities that directors and officers may incur while acting in such capacities. These policies contain standard exclusions and endorsements.

Item 21. Exhibits and Financial Statement Schedules.

Index of Exhibits

Exhibit Number	Description

*2	Order Confirming Second Amended Plan of Reorganization of Chiquita Brands International, Inc. under Chapter 11 of the Bankruptcy Code, with attached Second Amended Plan of Reorganization of Chiquita Brands International, Inc. under Chapter 11 of the Bankruptcy Code (Exhibit 2.1 to Current Report on Form 8-K filed March 12, 2002)

*4.1	Indenture, dated as of June 28, 2005, between Chiquita Brands International, Inc. and LaSalle Bank National Association, as trustee, relating to $225 million aggregate principal amount of 8 7/8% Senior Notes due 2015 (Exhibit 4.1 to Current Report on Form 8-K filed July 1, 2005)

Exhibit Number	Description
*4.2	Registration Rights Agreement, dated as of June 28, 2005, between Chiquita Brands International, Inc. and Morgan Stanley & Co. Incorporated, Wachovia Capital Markets LLC, Goldman, Sachs & Co., BB&T Capital Markets, a division of Scott & Stringfellow, Inc., ABN AMRO Incorporated and Rabo Securities USA, Inc. as placement agents of the Company’s 8 7/8% Senior Notes due 2015 (Exhibit 4.2 to Current Report on Form 8-K filed July 1, 2005)

*4.3	Indenture, dated as of September 28, 2004, between Chiquita Brands International, Inc. and LaSalle Bank National Association, as trustee, relating to $250 million aggregate principal amount of 7 1/2% Senior Notes due 2014 (Exhibit 4.1 to Current Report on Form 8-K filed September 30, 2004)

5.1	Opinion of Robert W. Olson, Esq.

12	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm

23.2	Consent of KPMG LLP, Independent Auditor

23.3	Consent of Robert W. Olson, Esq. (incorporated in Exhibit 5.1)

24	Powers of Attorney (included in the signature page hereto)

25	Statement of Eligibility of Trustee

99.1	Form of Letter to Clients

99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

*	Incorporated by reference.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cincinnati, state of Ohio, on September 7, 2005.

CHIQUITA BRANDS INTERNATIONAL, INC.

By:	/S/ FERNANDO AGUIRRE
Name:	Fernando Aguirre
Title:	Chairman of the Board, President and Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Fernando Aguirre and Robert W. Olson, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all (1) amendments (including post-effective amendments) and additions to this Registration Statement and (2) Registration Statements, and any and all amendments thereto (including post-effective amendments), if any, relating to the offering as contemplated by Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or the substitute or substitutes of either of them may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ FERNANDO AGUIRRE Fernando Aguirre	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	September 7, 2005

/S/ JEFFREY M. ZALLA Jeffrey M. Zalla	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	September 7, 2005

/S/ BRIAN W. KOCHER Brian W. Kocher	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	September 7, 2005

/S/ MORTEN ARNTZEN Morten Arntzen	Director	September 7, 2005

/S/ JEFFREY D. BENJAMIN Jeffrey D. Benjamin	Director	September 7, 2005

/S/ ROBERT W. FISHER Robert W. Fisher	Director	September 7, 2005

/S/ RODERICK M. HILLS Roderick M. Hills	Director	September 7, 2005

Signature	Title	Date

/S/ DURK I. JAGER Durk I. Jager	Director	September 7, 2005

/S/ JAIME SERRA Jaime Serra	Director	September 7, 2005

/S/ STEVEN P. STANBROOK Steven P. Stanbrook	Director	September 7, 2005

EXHIBIT INDEX

Index of Exhibits

Exhibit Number	Description

*2	Order Confirming Second Amended Plan of Reorganization of Chiquita Brands International, Inc. under Chapter 11 of the Bankruptcy Code, with attached Second Amended Plan of Reorganization of Chiquita Brands International, Inc. under Chapter 11 of the Bankruptcy Code (Exhibit 2.1 to Current Report on Form 8-K filed March 12, 2002)

*4.1	Indenture, dated as of June 28, 2005, between Chiquita Brands International, Inc. and LaSalle Bank National Association, as trustee, relating to $225 million aggregate principal amount of 8 7/8% Senior Notes due 2015 (Exhibit 4.1 to Current Report on Form 8-K filed July 1, 2005)

*4.2	Registration Rights Agreement, dated as of June 28, 2005, between Chiquita Brands International, Inc. and Morgan Stanley & Co. Incorporated, Wachovia Capital Markets LLC, Goldman, Sachs & Co., BB&T Capital Markets, a division of Scott & Stringfellow, Inc., ABN AMRO Incorporated and Rabo Securities USA, Inc. as placement agents of the Company’s 8 7/8% Senior Notes due 2015 (Exhibit 4.2 to Current Report on Form 8-K filed July 1, 2005)

*4.3	Indenture, dated as of September 28, 2004, between Chiquita Brands International, Inc. and LaSalle Bank National Association, as trustee, relating to $250 million aggregate principal amount of 7½% Senior Notes due 2014 (Exhibit 4.1 to Current Report on Form 8-K filed September 30, 2004)

5.1	Opinion of Robert W. Olson, Esq.

12	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm

23.2	Consent of KPMG LLP, Independent Auditor

23.3	Consent of Robert W. Olson, Esq. (incorporated in Exhibit 5.1)

24	Powers of Attorney (included in the signature page hereto)

25	Statement of Eligibility of Trustee

99.1	Form of Letter to Clients

99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

*	Incorporated by reference.